SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C.  20549

                    ----------------------------------

                                FORM 8-K

                             CURRENT REPORT

                 PURSUANT TO SECTION 13 OR 15(D) OF THE

               SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

                      Date of Report: July 2, 1999



                           F.N.B. CORPORATION
           ______________________________________________________
           (Exact name of registrant as specified in its charter)


        Pennsylvania                      0-8144               25-1255406
----------------------------           -----------        -------------------
  (State of Incorporation)             (Commission            (IRS Employer
                                       File Number)       Identification No.)





              One F.N.B. Blvd., Hermitage, Pennsylvania           16148
              -----------------------------------------        ----------
               (Address of principal executive offices)        (Zip code)


                                 (724) 981-6000
                 ----------------------------------------------------
                 (Registrant's telephone number, including area code)


                      INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.        OTHER EVENTS

On January 13, 1999, F.N.B. Corporation (the Corporation) completed its acquisition of Guaranty Bank & Trust. Accordingly, the Corporation's Consolidated Financial Statements and Related Management's Discussion and Analysis of Financial Condition and Results of Operations have been provided giving retroactive effect to this merger using the pooling of interests method of accounting. The Corporation is hereby filing with the Securities and Exchange Commission a copy of the Audited Consolidated Financial Statements for the years ended December 31, 1998, 1997 and 1996 and Management's Discussion and Analysis.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

          (C). Exhibits (all filed herewith)

               Exhibit 23.1 Consent of Ernst & Young LLP

               Exhibit 23.2 Consent of Hill, Barth & King, Inc.

               Exhibit 23.3 Consent of PricewaterhouseCoopers LLP

               Exhibit 23.4 Consent of Hacker, Johnson, Cohen & Grieb PA

               Exhibit 23.5 Consent of Bobbitt, Pittenger & Company, P.A.

               Exhibit 27.1 Financial Data Schedule for the years ended
                   December 31, 1998, 1997 and 1996

               Exhibit 27.2 Financial Data Schedule for the quarterly periods in the year ended December 31, 1998

               Exhibit 27.3 Financial Data Schedule for the quarterly periods in the year ended December 31, 1997

               Exhibit 99.1 Consolidated Financial Statements for the years ended December 31, 1998, 1997 and 1996 with Report of Independent Auditors and Management's Discussion and Analysis

               Exhibit 99.2 Report of Independent Auditors Hill, Barth &
                   King, Inc. for the 1996 Audit of Southwest Banks, Inc.

               Exhibit 99.3 Report of Independent Auditors Coopers & Lybrand
                   L.L.P. for the 1996 Audit of West Coast Bancorp, Inc.

               Exhibit 99.4 Report of Independent Auditors Hacker, Johnson,
                   Cohen & Grieb PA for the 1997 and 1996 Audits of Seminole
                   Bank

               Exhibit 99.5 Report of Independent Auditors Hacker, Johnson,
                   Cohen & Grieb PA for the 1997 and 1996 Audits of Citizens Holding Corporation and Subsidiary

               Exhibit 99.6 Report of Independent Auditors Bobbitt, Pittenger
                   & company, P.A. for the 1998, 1997 and 1996 Audits of Guaranty Bank & Trust Company

                               Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     F.N.B. CORPORATION
                                     (Registrant)


                                     By:    /s/John D. Waters
                                            ______________________________
                                     Name:  John D. Waters
                                     Title: Vice President and
                                            Chief Financial Officer

Dated: July 2, 1999

EXHIBIT INDEX

23.1    Consent of Ernst & Young LLP

23.2    Consent of Hill, Barth & King, Inc.

23.3    Consent of PricewaterhouseCoopers LLP

23.4    Consent of Hacker, Johnson, Cohen & Grieb PA

23.5    Consent of Bobbitt, Pittenger & Company, P.A.

27.1    Financial Data Schedule for the years ended December 31, 1998, 1997 and 1996

27.2 Financial Data Schedule for the quarterly periods in the year ended December 31, 1998

27.3 Financial Data Schedule for the quarterly periods in the year ended December 31, 1997

99.1 Consolidated Financial Statements for the years ended December 31, 1998, 1997 and 1996 with Report of Independent Auditors and Management's Discussion and Analysis

99.2 Report of Independent Auditors Hill, Barth & King, Inc. for the 1996 Audit of Southwest Banks, Inc.

99.3 Report of Independent Auditors Coopers & Lybrand L.L.P. for the 1996 Audit of West Coast Bancorp, Inc.

99.4 Report of Independent Auditors Hacker, Johnson, Cohen & Grieb PA for the 1997 and 1996 Audits of Seminole Bank

99.5 Report of Independent Auditors Hacker, Johnson, Cohen & Grieb PA for the 1997 and 1996 Audits of Citizens Holding Corporation and Subsidiary

99.6 Report of Independent Auditors Bobbitt, Pittenger & Company, P.A. for the 1998, 1997 and 1996 Audits of Guaranty Bank & Trust Company

                                                              EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Regarding:

 1) Registration Statement on Form S-8 relating to F.N.B. Corporation 1990 Stock Option Plan (File #33-78114).

 2) Registration Statement on Form S-8 relating to F.N.B. Corporation Restricted Stock Bonus Plan (File #33-78134).

 3) Registration Statement on Form S-8 relating to F.N.B. Corporation 1996 Stock Option Plan (File #333-03489).

 4) Registration Statement on Form S-8 relating to F.N.B. Corporation Restricted Stock and Incentive Bonus Plan (File #333-03493).

 5) Registration Statement on Form S-8 relating to F.N.B. Corporation Directors Compensation Plan (File #333-03495).

 6) Registration Statement on Form S-8 relating to F.N.B. Corporation 401(k) Plan (File #333-03503).

 7) Post-Effective Amendment No.1 on Form S-8 to Registration Statement on Form S-4 (File #333-01997).

 8) Post-Effective Amendment No.1 on Form S-8 to Registration Statement on Form S-4 (File #333-22909).

 9) Registration Statement on Form S-3 relating to the F.N.B. Corporation Subordinated Notes and Daily Cash Accounts (File #333-31909).

10) Registration Statement on Form S-3 relating to the Voluntary Dividend Reinvestment and Direct Stock Purchase Plan (File #333-46581).

11) Registration Statement on Form S-8 relating to stock options assumed in the acquisition of Mercantile Bank of Southwest Florida (File #333-42333).

We consent to the incorporation by reference in the above listed Registration Statements of our report dated June 30, 1999, with respect to the consolidated financial statements of F.N.B. Corporation and subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this Current Report on Form 8-K.


                                                /s/ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
June 30, 1999

                                                              EXHIBIT 23.2


            CONSENT OF HILL, BARTH & KING, INC., INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements of F.N.B. Corporation on Forms S-3 (Registration Nos. 333-31909 and 333-46581) and Forms S-8 (Registration Nos. 33-78114, 33-78134, 333-03489, 333-
03493, 333-03495, 333-03503, 333-01997, 333-22909 and 333-42333) and to the
use in this Current Report of F.N.B. Corporation on Form 8-K of our report dated January 22, 1997, on our audit of the consolidated financial statements of Southwest Banks, Inc. which have been incorporated into the Consolidated Financial Statements for the year ended December 31, 1996, which report is included as an exhibit in F.N.B. Corporation's Current Report on Form 8-K.

                                             /s/Hill, Barth & King, Inc.
                                             Certified Public Accountants

Naples, Florida
July 2, 1999

                                                              EXHIBIT 23.3

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of F.N.B. Corporation on Forms S-3 (Registration Nos. 333-31909 and 333-46581) and Forms S-8 (Registration Nos. 33-78114, 33-78134, 333-03489, 333-03493,
333-03495, 333-03503, 333-01997, 333-22909 and 333-42333) of our report dated January 24, 1997 on our audits of the consolidated financial statements of West Coast Bancorp, Inc. for the years ended December 31, 1996 and 1995, which report is included as an exhibit in F.N.B. Corporation's Current Report on Form 8-K.

/s/PRICEWATERHOUSECOOPERS LLP
June 30, 1999
Tampa, Florida

                                                              EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of F.N.B. Corporation on Forms S-3 (Registration Nos. 333-31909 and 333-46581) and Forms S-8 (Registration Nos. 33-78114, 33-78134, 333-03489, 333-03493,
333-03495, 333-03503, 333-01997, 333-22909 and 333-42333) of our report dated January 9, 1998 on our audits of the financial statements of Seminole Bank at December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 and of our report dated January 9, 1998 except for Note 18, as to which the date is April 6, 1998 on our audits of the financial statements of Citizens Holding Corporation and Subsidiaries at December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 which reports are included as exhibits in F.N.B. Corporation's Current Report on Form 8-K.

/s/HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
June 30, 1999

                                                              EXHIBIT 23.5

                        CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of F.N.B. Corporation on Forms S-3 (Registration Nos. 333-31909 and 333-46581) and Forms S-8 (Registration Nos. 33-78114, 33-78134, 333-03489, 333-03493,
333-03495, 333-03503, 333-01997, 333-22909 and 333-42333) of our report dated April 23, 1999 on our audits of the financial statements of Guaranty Bank & Trust Company for the years ended December 31, 1998, 1997 and 1996, which report is included as an exhibit in F.N.B. Corporation's Current
Report on Form 8-K.

/s/BOBBITT, PITTENGER & COMPANY, P.A.
Sarasota, Florida
June 30, 1999

                                                             EXHIBIT 99.1

                           Consolidated Financial Statements
                        and Management's Discussion and Analysis


                           F.N.B. Corporation and Subsidiaries

                       Years ended December 31, 1998, 1997 and 1996
                            with Report of Independent Auditors

                            F.N.B. CORPORATION AND SUBSIDIARIES

                             CONSOLIDATED FINANCIAL STATEMENTS
                         AND MANAGEMENT'S DISCUSSION AND ANALYSIS

                       Years ended December 31, 1998, 1997 and 1996

                                       CONTENTS

Report of Independent Auditors........................................... 1

Consolidated Financial Statements

     Consolidated Balance Sheet..................................... 2
     Consolidated Income Statement.................................. 3
     Consolidated Statement of Stockholders' Equity................. 4
     Consolidated Statement of Cash Flows........................... 5
     Notes to Consolidated Financial Statements..................... 6


Selected Financial Data................................................. 31

Quarterly Earnings Summary.............................................. 32

Management's Discussion and Analysis of Financial Conditions and
    Results of Operations............................................... 33

                            REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
F.N.B. Corporation

We have audited the consolidated balance sheets of F.N.B. Corporation and subsidiaries (F.N.B. Corporation) as of December 31, 1998 and 1997 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998.
The consolidated financial statements give retroactive effect to the merger of F.N.B. Corporation and Guaranty Bank & Trust Company on January 13, 1999, which has been accounted for using the pooling of interests method as described in the notes to the consolidated financial statements. These consolidated financial statements are the responsibility of management of F.N.B. Corporation. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Guaranty Bank & Trust Company, which statements reflect total assets constituting approximately 4% for 1998 and net income constituting approximately 1% for 1998 of the related consolidated financial statement totals. We did not audit the financial statements of Southwest Banks, Inc. and subsidiaries, West Coast Bancorp, Inc. and subsidiary, Seminole Bank, Citizens Holding Corporation and subsidiaries or Guaranty Bank & Trust Company, which statements reflect total assets constituting approximately 11% for 1997 and net income constituting approximately 8% and 12% for 1997 and 1996, respectively, of the related consolidated financial statements totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Southwest Banks, Inc. and subsidiaries, West Coast Bancorp, Inc. and subsidiary, Seminole Bank, Citizens Holding Corporation and subsidiaries and Guaranty Bank & Trust Company is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of F.N.B. Corporation at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, after giving retroactive effect to the merger of Guaranty Bank & Trust Company, as described in the notes to the consolidated financial statements, in conformity with generally accepted accounting principles.

                                             /s/ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
June 30, 1999

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

Dollars in thousands, except par values

December 31                                        1998            1997
                                                ----------      ----------
ASSETS
Cash and due from banks......................   $  134,847      $  112,292
Interest bearing deposits with banks.........        4,192           5,581
Federal funds sold...........................       44,706          46,013
Mortgage loans held for sale.................       15,947           6,536
Securities available for sale................      455,082         470,118
Securities held to maturity (fair value of
  $119,522 and $154,624).....................      118,575         154,241
Loans, net of unearned income of $31,014
  and $20,643................................    2,422,884       2,175,789
Allowance for loan losses....................      (32,308)        (31,055)
                                                ----------      ----------
  NET LOANS..................................    2,390,576       2,144,734
Premises and equipment.......................       93,584          76,984
Other assets.................................      146,031          78,299
                                                ----------      ----------
                                                $3,403,540      $3,094,798
                                                ==========      ==========
LIABILITIES
Deposits:
  Non-interest bearing.......................   $  401,272      $  329,347
  Interest bearing...........................    2,449,770       2,255,194
                                                ----------      ----------
    TOTAL DEPOSITS...........................    2,851,042       2,584,541
Other liabilities............................       50,252          41,578
Short-term borrowings........................      150,981         127,186
Long-term debt...............................       69,492          72,246
                                               -----------      ----------
    TOTAL LIABILITIES........................    3,121,767       2,825,551

STOCKHOLDERS' EQUITY
Preferred stock - $10 par value
  Authorized - 20,000,000 shares
  Issued - 237,985 and 287,500 shares
  Aggregate liquidation value -
  $5,950 and $7,188..........................        2,380           2,875
Common Stock - $2 par value
  Authorized - 100,000,000 shares
  Issued - 19,264,231 and 18,399,920 shares..       38,529          36,800
Additional paid-in capital...................      161,232         133,375
Retained earnings............................       76,408          94,452
Accumulated other comprehensive income.......        6,308           5,373
Treasury stock - 109,285 and 113,592
  shares at cost.............................       (3,084)         (3,628)
                                                ----------      ----------
    TOTAL STOCKHOLDERS' EQUITY...............      281,773         269,247
                                                ----------      ----------
                                                $3,403,540      $3,094,798
                                                ==========      ==========

See accompanying Notes to Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT

Dollars in thousands, except per share data

Year Ended December 31                          1998      1997      1996
                                              --------  --------  --------
INTEREST INCOME
Loans, including fees.......................  $205,071  $187,225  $175,409
Securities:
  Taxable...................................    32,458    29,210    26,925
  Nontaxable................................     2,482     2,442     2,448
  Dividends.................................     1,629     1,185     1,113
Other.......................................     4,334     4,997     3,828
                                              --------  --------  --------
    TOTAL INTEREST INCOME...................   245,974   225,059   209,723
INTEREST EXPENSE
Deposits....................................    96,657    86,466    79,541
Short-term borrowings.......................     6,813     6,415     4,030
Long-term debt..............................     4,590     3,746     4,384
                                              --------  --------  --------
    TOTAL INTEREST EXPENSE..................   108,060    96,627    87,955
    NET INTEREST INCOME.....................   137,914   128,432   121,768
Provision for loan losses...................     7,572    11,503    10,063
                                              --------  --------  --------
    NET INTEREST INCOME AFTER
      PROVISION FOR LOAN LOSSES.............   130,342   116,929   111,705
NON-INTEREST INCOME
Insurance commissions and fees..............     4,067     3,983     4,116
Service charges.............................    16,581    13,658    12,873
Trust.......................................     2,792     2,707     2,478
Gain on sale of securities..................     1,384     1,287       790
Gain on sale of loans.......................     3,316     1,730       961
Other.......................................     5,270     4,114     2,680
                                              --------  --------  --------
    TOTAL NON-INTEREST INCOME...............    33,410    27,479    23,898
                                              --------  --------  --------
                                               163,752   144,408   135,603
NON-INTEREST EXPENSES
Salaries and employee benefits..............    60,256    54,171    49,654
Net occupancy...............................     8,569     8,168     7,896
Amortization of intangibles.................     1,321     1,584     1,047
Equipment...................................     8,962     8,020     7,327
Deposit insurance...........................     1,037       887     1,130
Recapitalization of Savings
  Association Insurance Fund................                         3,176
Merger related..............................     5,541     2,385     2,081
Promotional.................................     2,499     2,730     3,032
Insurance claims paid.......................     2,275     1,867     1,707
Other.......................................    24,676    23,509    25,068
                                              --------  --------  --------
    TOTAL NON-INTEREST EXPENSES.............   115,136   103,321   102,118
                                              --------  --------  --------
    INCOME BEFORE INCOME TAXES..............    48,616    41,087    33,485
Income taxes................................    16,418    13,013    11,207
                                              --------  --------  --------
    INCOME BEFORE EXTRAORDINARY ITEMS.......    32,198    28,074    22,278
Gain on sale of subsidiary and branches,
  net of tax of $4,743......................               8,809
                                              --------  --------  --------
    NET INCOME..............................  $ 32,198  $ 36,883  $ 22,278
                                              ========  ========  ========

EARNINGS PER COMMON SHARE
  BEFORE EXTRAORDINARY ITEMS
    Basic...................................     $1.58     $1.42     $1.11
                                                 =====     =====     =====
    Diluted.................................     $1.51     $1.35     $1.08
                                                 =====     =====     =====
EARNINGS PER COMMON SHARE
    Basic...................................     $1.58     $1.87     $1.11
                                                 =====     =====     =====
    Diluted.................................     $1.51     $1.78     $1.08
                                                 =====     =====     =====

See accompanying Notes to Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

Dollars in thousands, except per share data

                                                                                            ACCUMULATED
                                                                                              OTHER     EMPLOYEE
                                        COMPRE-                       ADDITIONAL              COMPRE-     STOCK
                                        HENSIVE  PREFERRED  COMMON     PAID-IN    RETAINED    HENSIVE   OWNERSHIP  TREASURY
                                        INCOME     STOCK    STOCK      CAPITAL    EARNINGS    INCOME      PLAN      STOCK
                                        -------  -------   -------     --------   --------    ------     -----    --------
BALANCE AT JANUARY 1, 1996...........    $4,516   $32,480     $105,584   $ 75,293    $3,394     $(389)   $   (464)
Net income...........................   $22,278                                     22,278
Change in accumulated other
  comprehensive income...............      (796)                                                (796)
                                        -------                                               ------
Comprehensive income.................   $21,482
                                        =======
Cash dividends declared:
  Preferred stock....................                                                 (766)
  Common stock $.60 per share........                                               (6,160)
Purchase of common stock.............                                                                               (3,421)
Issuance (retirement) of
  common stock.......................                          (44)        (438)                                     2,398
Stock dividend.......................                        1,016        9,711    (10,727)
Conversion of preferred stock........               (991)      399          592
Obligation under ESOP plan...........                                                                      389
                                                  ------   -------     --------   --------    ------     -----    --------
BALANCE AT DECEMBER 31, 1996.........              3,525    33,851      115,449     79,918     2,598         0     (1,487)
Net income...........................   $36,883                                     36,883
Change in accumulated other
  comprehensive income...............     2,775                                                2,775
                                        -------
Comprehensive income.................   $39,658
                                        =======
Cash dividends declared:
  Preferred stock....................                                                 (588)
  Common stock $.63 per share........                                               (9,036)
Purchase of common stock.............                                                                               (7,688)
Issuance of common stock.............                           91          228       (496)                          5,547
Issuance of common stock
  for acquisition....................                        1,260        2,240      4,177
Stock dividend.......................                        1,332       15,074    (16,406)
Conversion of preferred stock........               (650)      266          384
                                                  ------   -------     --------   --------    ------     -----    ---------
BALANCE AT DECEMBER 31, 1997.........              2,875    36,800      133,375     94,452     5,373         0      (3,628)
Net income...........................   $32,198                                     32,198
Change in accumulated other
  comprehensive income...............       935                                                  935
                                        -------
Comprehensive income.................   $33,133
                                        =======
Cash dividends declared:
  Preferred stock....................                                                 (492)
  Common stock $.71 per share........                                              (12,273)
Purchase of common stock.............                                                                              (16,989)
Issuance (retirement) of
  common stock.......................                          (17)        (329)    (8,040)                         17,533
Stock dividend.......................                        1,528       27,909    (29,437)
Conversion of preferred stock........               (495)      218          277
                                                  ------   -------     --------   --------    ------     -----     -------
BALANCE AT DECEMBER 31, 1998.........             $2,380   $38,529     $161,232   $ 76,408    $6,308     $   0     $(3,084)
                                                  ======   =======     ========   ========    ======     =====     =======

See accompanying Notes to Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

Dollars in thousands


Year Ended December 31                      1998       1997        1996
                                         ---------   ---------   ---------
OPERATING ACTIVITIES
Net income...........................    $  32,198   $  36,883   $  22,278
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
    Depreciation and amortization....        9,073       8,329       7,200
    Provision for loan losses........        7,572      11,503      10,063
    Provision for valuation allowance
     on other real estate owned......          540         664
    Deferred taxes...................       (4,220)     (1,247)     (2,193)
    Gain on securities available for
     sale............................       (1,384)     (1,287)       (790)
    Gain on sale of loans............       (3,316)     (1,730)       (961)
    Extraordinary gains on sales of
     subsidiary and branches, net of
     tax.............................                   (8,809)
    Proceeds from sale of loans......       89,484     115,998      72,459
    Loans originated for sale........      (95,579)   (110,382)    (64,694)
    Net change in:
      Interest receivable............           82      (2,693)      1,248
      Interest payable...............          684       1,783         432
    Other, net.......................      (56,624)      4,148       5,128
                                         ---------   ---------   ---------
        Net cash flows from
          operating activities.......     (22,030)     53,036      50,834

INVESTING ACTIVITIES
Net change in:
  Interest bearing deposits with
   banks.............................        1,389      (2,311)      3,097
  Federal funds sold.................        1,307      (3,294)     49,705
  Loans..............................     (253,960)   (210,262)   (216,347)
Securities available for sale:
  Purchases..........................     (218,145)   (273,522)   (200,816)
  Sales..............................       16,334      44,753      45,468
  Maturities.........................      219,863     148,684     114,147
Securities held to maturity:
  Purchases..........................      (36,960)    (16,028)    (55,822)
  Maturities.........................       72,722      67,158      55,185
Increase in premises and equipment...      (24,844)    (19,511)    (14,000)
Net cash received (paid) for mergers,
  acquisitions and divestiture.......       48,625     (50,362)
                                         ---------   ---------   ---------
        Net cash flows from
          investing activities.......     (173,669)   (314,695)   (219,383)

FINANCING ACTIVITIES
Net change in:
  Non-interest bearing deposits,
   savings and NOW...................      203,031     133,824     111,727
  Time deposits......................       14,789     114,449      32,829
  Short-term borrowings..............       23,795      (1,802)     40,711
Increase in long-term debt...........       16,838      44,010      32,899
Decrease in long-term debt...........      (19,592)    (29,862)    (25,504)
Net acquisition of treasury stock....       (7,842)     (2,319)     (1,504)
Cash dividends paid..................      (12,765)     (9,624)     (6,926)
                                         ---------   ---------   ---------
        Net cash flows from
          financing activities.......      218,254     248,676     184,232
                                         ---------   ---------   ---------
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS...............       22,555     (12,983)     15,683
Cash and cash equivalents at
  beginning of year..................      112,292     125,275     109,592
                                         ---------   ---------   ---------
CASH AND CASH EQUIVALENTS AT
  END OF YEAR........................    $ 134,847   $ 112,292   $ 125,275
                                         =========   =========   =========

See accompanying Notes to Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS:
  The Corporation is a bank holding company headquartered in Hermitage, Pennsylvania with administrative offices in Naples, Florida. It operates 9 community banks through 88 offices and a consumer finance company through 34 offices in Pennsylvania, Florida, Ohio and New York.

BASIS OF PRESENTATION:
  The consolidated financial statements include the accounts of the Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made to the prior years' financial statements to conform to the current year's presentation.

USE OF ESTIMATES:
  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

SECURITIES:
  Debt securities are classified as held to maturity when management has the positive intent and ability to hold securities to maturity. Securities held to maturity are carried at amortized cost.

  Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with net unrealized securities gains (losses) reported separately as a component of other comprehensive income.

  Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net securities gains (losses). The adjusted cost of specific securities sold is used to compute gains or losses on sales.

  Presently, the Corporation has no intention of establishing a trading securities classification.

MORTGAGE LOANS HELD FOR SALE:
 Mortgage loans held for sale are recorded at the lower of aggregate cost or market value. Gain or loss on the sale of loans is included in non-interest income.

LOANS AND THE ALLOWANCE FOR LOAN LOSSES:
  Loans are reported at their outstanding principal adjusted for any charge-offs and any deferred fees or costs on originated loans.

  Interest income on loans is accrued on the principal amount outstanding.
It is the Corporation's policy to discontinue interest accruals when principal or interest is due and has remained unpaid for 90 days or more unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, all unpaid interest is reversed. While on non-accrual, contractual interest payments are applied against principal until the loan is restored to accrual status. Non-accrual loans may not be restored to accrual status until all delinquent principal and interest has been paid, or the loan becomes both well secured and in the process of collection. Consumer installment loans are generally charged off against the allowance for loan losses upon reaching 90 to 180 days past due, depending on the installment loan type. Loan origination fees and related costs are deferred and recognized over the life of the loans as an adjustment of yield.

  The allowance for loan losses is based on management's evaluation of potential losses in the loan portfolio, which includes an assessment of past experience, current and future economic conditions, known and inherent risks in the loan portfolio, the estimated value of underlying collateral and changes in the composition of the loan portfolio. Additions are made to the allowance through periodic provisions charged to income and recovery of principal on loans previously charged off. Losses of principal are charged to the allowance when the loss actually occurs or when a determination is made that a loss is probable.

  Impaired loans are identified and measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Impaired loans consist of non-homogeneous loans, which based on the evaluation of current information and events, management has determined that it is probable that the Corporation will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Corporation evaluates all commercial and commercial real estate loans which have been classified for regulatory reporting purposes, including non-accrual and restructured loans, in determining impaired loans.

PREMISES AND EQUIPMENT:
  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed generally on the straight-line method.

OTHER REAL ESTATE OWNED:
  Assets acquired in settlement of indebtedness are included in other assets at the lower of fair value minus estimated costs to sell or at the carrying amount of the indebtedness. Subsequent write-downs and net direct operating expenses attributable to such assets are included in other expenses.

AMORTIZATION OF INTANGIBLES:
 Goodwill is being amortized over 15 years on the straight-line method and core deposit intangibles are being amortized on accelerated methods over various lives ranging from 7-17 years. The Corporation periodically evaluates its goodwill and core deposit intangibles for impairment.

INCOME TAXES:
  Income taxes are computed utilizing the liability method. Under this method deferred taxes are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

PER SHARE AMOUNTS:
  Earnings and cash dividends per share have been adjusted for common stock dividends, including the 5 percent stock dividend declared on April 26, 1999.

  Basic earnings per common share is calculated by dividing net income, adjusted for preferred stock dividends declared, by the sum of the weighted average number of shares of common stock outstanding.

  Diluted earnings per common share is calculated by dividing net income by the weighted average number of shares of common stock outstanding, assuming conversion of outstanding convertible preferred stock from the beginning of the year or date of issuance and the exercise of stock options and warrants. Such adjustments to net income and the weighted average number of shares of common stock outstanding are made only when such adjustments dilute earnings per common share.

CASH EQUIVALENTS:
  The Corporation considers cash and due from banks as cash and cash equivalents.

NEW ACCOUNTING STANDARDS:

  Financial Accounting Standards Statement (FAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires all derivatives to be recorded on the balance sheet at fair value and establishes standard accounting methodologies for hedging activities. The standard will result in the recognition of offsetting changes in value or cash flows of both the hedge and the hedged item in earnings in the same period. The statement is effective for the Corporation's fiscal year ending December 31, 2001.
Because the Corporation has not entered into any derivative transactions, the adoption of this statement will have no impact on the financial statements.

  FAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Entity," amends FAS No. 65 allowing mortgage backed securities or other retained interests arising from the securitization of mortgage loans to be classified based on the mortgage banking entities ability and intent to sell or hold those securities. Previously these securities had to be held within a trading account. This statement is effective for the Corporation's fiscal year ending December 31, 1999.

  American Institute of Certified Public Accountants Statement of Position
(SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," requires capitalization of certain costs incurred during an internal use software development project. The SOP is effective for the Corporation's fiscal year ending December 31, 1999. Application of this SOP is not expected to have a material effect on the Corporation's financial position or results of operations.

MERGERS, ACQUISITIONS AND DIVESTITURES

  On January 13, 1999, the Corporation completed its affiliation with Guaranty Bank & Trust (Guaranty), a community bank headquartered in Venice, Florida with assets of $152.8 million. Under the terms of the merger agreement, each outstanding share of Guaranty's common stock was converted into 1.536 shares of the Corporation's common stock. A total of 1,250,994 shares of the Corporation's common stock were issued. The transaction was accounted for as a pooling-of-interests. On February 12, 1999, Guaranty was merged into an existing subsidiary of the Corporation, West Coast Bank, to
form West Coast Guaranty Bank, N.A.   Following is an unaudited summary of
pro forma information, which represents a combination of the results of operations of the Corporation and Guaranty (in thousands, except per share data):

Year Ended December 31, 1998                    F.N.B.   GUARANTY
                                               --------  --------
Net interest income.........................   $132,600   $5,313
Net income..................................     31,872      326

  On October 24, 1998, First National Bank of Pennsylvania (FNBPA) purchased three Lawrence County branches. This purchase added $48.7 million in deposits. As a result of the transaction, FNBPA recognized $5.1 million and $1.8 million in goodwill and core deposit intangibles, respectively.

  On August 31, 1998, the Corporation completed its affiliation with Citizens Holding Corporation, headquartered in Clearwater, Florida, with assets totaling $135.0 million. Under the terms of the merger agreement, each outstanding share of Citizens' common stock was converted into 1.743 shares of the Corporation's common stock. A total of 1,012,325 shares of the Corporation's common stock were issued. Citizens' principal asset, Citizens Bank and Trust, was merged into an existing subsidiary of the Corporation, First National Bank of Florida (FNB Florida), formerly Indian Rocks National Bank, in Clearwater, Florida. Results for prior years are restated to reflect this acquisition as a pooling-of-interests.

  On May 29, 1998, the Corporation completed its affiliation with Seminole Bank, headquartered in Seminole, Florida, with assets totaling $92.2 million. Under the terms of the merger agreement, each outstanding share of Seminole's common stock was converted into 1.530 shares of the Corporation's common stock. A total of 855,450 shares of the Corporation's common stock were issued. Seminole was merged into an existing subsidiary of the Corporation, FNB Florida, in Clearwater, Florida. Results for prior years are restated to reflect this acquisition as a pooling-of-interests.

  On January 20, 1998, the Corporation completed its affiliation with West Coast Bank (West Coast), headquartered in Sarasota, Florida, with assets totaling $107.4 million. Under the terms of the merger agreement, each outstanding share of West Coast's common stock was converted into 1.0 share of the Corporation's common stock. A total of 585,263 shares of the Corporation's common stock were issued. Results for prior years have been restated to reflect this acquisition as a pooling-of-interests.

  The following table sets forth separate company financial information for the year ended December 31, 1997. The F.N.B. Corporation results exclude the effects of any mergers which occurred subsequent to December 31, 1997 (in thousands):

Year Ended December 31, 1997      F.N.B.   CITIZENS  SEMINOLE  WEST COAST
                                 --------  --------  --------  ----------
Net interest income............  $111,030   $4,800    $3,771     $4,013
Net income.....................    33,123    1,052     1,146        879

  During 1997, the Corporation affiliated with First National Bank of Naples, Naples, Florida, Cape Coral National Bank, Cape Coral, Florida, West Coast Bancorp, Inc. (WCBI), Cape Coral, Florida and First National Bank of Florida, Clearwater, Florida. These affiliations added assets and deposits of $790.7 million and $658.2 million, respectively, and were accounted for as poolings-of-interests. The Corporation also acquired Mercantile Bank of Southwest Florida (Mercantile), located in Naples, Florida. Mercantile was merged into First National Bank of Naples and added assets and deposits of $121.7 million and $108.2 million, respectively. The Corporation paid $13.6 million and accounted for the acquisition under the purchase method.

  During 1997, the Corporation disposed of its subsidiary, Bucktail Bank and Trust Company (Bucktail), in exchange for 565,384 shares of Sun Bancorp, Inc.
(Sun), a bank holding company headquartered in Selinsgrove, Pennsylvania. At December 31, 1998, the Corporation's investment in Sun is accounted for using the equity method and had a market value totaling $27.6 million and a carrying value totaling $21.0 million. The Corporation recognized equity earnings from Sun totaling $1.3 million for the year ended December 31, 1998. At December 31, 1998, Sun had total assets of $623.6 million and recognized net income of $8.7 million for the year then ended. The Corporation also sold three branches of its subsidiary Metropolitan National Bank in 1997. These sales resulted in the Corporation recognizing $8.8 million in after-tax extraordinary gains.

  The Corporation regularly evaluates the potential acquisition of, and holds discussions with, various potential acquisition candidates and as a general rule the Corporation publicly announces such acquisitions only after a definitive merger agreement has been reached.

SECURITIES

  The amortized cost and fair value of securities are as follows (in thousands):

  Securities available for sale:
                                            GROSS       GROSS
                               AMORTIZED  UNREALIZED  UNREALIZED    FAIR
December 31, 1998                 COST      GAINS       LOSSES     VALUE
                               ---------  ----------  ----------  --------
U.S. Treasury and other U.S.
  Government agencies and
  corporations...............  $256,740     $ 2,004    $  (168)   $258,576
Mortgage-backed securities of
  U.S. Government agencies...   163,351       1,218        (99)    164,470
States of the U.S. and
  political subdivisions.....     3,202          38       (101)      3,139
Other debt securities........     1,000                              1,000
                               --------     -------    -------    --------
    TOTAL DEBT SECURITIES....   424,293       3,260       (368)    427,185
Equity securities............    21,053       6,949       (105)     27,897
                               --------     -------    -------    --------
                               $445,346     $10,209    $  (473)   $455,082
                               ========     =======    =======    ========

                                            GROSS       GROSS
                               AMORTIZED  UNREALIZED  UNREALIZED    FAIR
December 31, 1997                COST       GAINS       LOSSES      VALUE
                               ---------  ----------  ----------  --------
U.S. Treasury and other
  U.S. Government agencies
  and corporations...........  $314,752     $ 1,058    $  (260)   $315,550
Mortgage-backed securities of
  U.S. Government agencies...   121,311         501       (147)    121,665
States of the U.S. and
  political subdivisions.....     1,486          51                  1,537
Other debt securities........     5,031         107                  5,138
                               --------      ------    -------    --------
    TOTAL DEBT SECURITIES....   442,580       1,717       (407)    443,890
Equity securities............    19,240       7,002        (14)     26,228
                               --------      ------    -------    --------
                               $461,820      $8,719    $  (421)   $470,118
                               ========      ======    =======    ========

                                            GROSS       GROSS
                               AMORTIZED  UNREALIZED  UNREALIZED    FAIR
December 31, 1996                COST       GAINS       LOSSES      VALUE
                               ---------  ----------  ----------  --------
U.S. Treasury and other
  U.S. Government agencies
  and corporations...........  $288,414     $  522     $  (855)   $288,081
Mortgage-backed securities of
  U.S. Government agencies...    45,170        644        (176)     45,638
Other debt securities........     2,000                    (16)      1,984
                               --------     ------     -------    --------
    TOTAL DEBT SECURITIES....   335,584      1,166      (1,047)    335,703
Equity securities............    15,642      3,942         (14)     19,570
                               --------     ------     -------    --------
                               $351,226     $5,108     $(1,061)   $355,273
                               ========     ======     =======    ========

  Securities held to maturity:

                                            GROSS       GROSS
                               AMORTIZED  UNREALIZED  UNREALIZED    FAIR
December 31, 1998                COST       GAINS       LOSSES      VALUE
                               ---------  ----------  ----------  --------
U.S. Treasury and other
  U.S. Government agencies
  and corporations...........  $ 29,882     $  117     $   (43)   $ 29,956
Mortgage-backed securities of
  U.S. Government agencies...    33,909        118         (28)     33,999
States of the U.S. and
  political subdivisions.....    54,237        795         (18)     55,014
Other debt securities........       547          9          (3)        553
                               --------     ------     -------    ---------
                               $118,575     $1,039     $   (92)   $119,522
                               ========     ======     =======    ========

                                            GROSS       GROSS
                               AMORTIZED  UNREALIZED  UNREALIZED    FAIR
December 31, 1997                COST       GAINS       LOSSES      VALUE
                               ---------  ----------  ----------  ---------
U.S. Treasury and other
  U.S. Government agencies
  and corporations...........  $ 34,339     $  149     $   (48)   $ 34,440
Mortgage-backed securities of
  U.S. Government agencies...    64,371        122        (231)     64,262
States of the U.S. and
  political subdivisions.....    54,678        430         (41)     55,067
Other debt securities........       853          6          (4)        855
                               --------     ------     -------    --------
                               $154,241     $  707     $  (324)   $154,624
                               ========     ======     =======    ========

                                            GROSS       GROSS
                               AMORTIZED  UNREALIZED  UNREALIZED    FAIR
December 31, 1996                COST       GAINS       LOSSES      VALUE
                               ---------  ----------  ----------  ---------
U.S. Treasury and other
  U.S. Government agencies
  and corporations...........  $ 35,784     $  106     $  (133)   $ 35,757
Mortgage-backed securities of
  U.S. Government agencies...   113,275        142        (785)    112,632
States of the U.S. and
  political subdivisions.....    59,514        205        (443)     59,276
Other debt securities........     1,188          5          (5)      1,188
                               --------     ------     -------    --------
                               $209,761     $  458     $(1,366)   $208,853
                               ========     ======     =======    ========

  At December 31, 1998 and 1997, respectively, securities with a carrying value of $138.2 million and $157.4 million were pledged to secure public deposits, trust deposits and for other purposes as required by law. Securities with a carrying value of $156.6 million and $137.1 million at December 31, 1998 and 1997, respectively, were pledged as collateral for other borrowings.

  As of December 31, 1998, the Corporation had not entered into any off-balance sheet derivative transactions.

  As of December 31, 1998, the amortized cost and fair value of securities, by contractual maturities, were as follows (in thousands):

                                 HELD TO MATURITY     AVAILABLE FOR SALE
                                ------------------   --------------------
                                AMORTIZED   FAIR     AMORTIZED     FAIR
December 31, 1998                  COST     VALUE       COST       VALUE
                                --------  --------    --------    -------
Due in one year or less.......  $ 14,232  $ 14,294    $ 41,094    $ 41,283
Due from one to five years....    48,486    48,900     165,790     167,296
Due from five to ten years....    20,012    20,333      51,072      51,214
Due after ten years...........     1,936     1,996       2,986       2,922
                                --------  --------    --------    --------
                                  84,666    85,523     260,942     262,715
Mortgage-backed securities of
 U.S. Government Agencies....     33,909    33,999     163,351     164,470
Equity securities............                           21,053      27,897
                                --------  --------    --------    --------
                                $118,575  $119,522    $445,346    $455,082
                                ========  ========    ========    ========

  Maturities may differ from contractual terms because borrowers may have the right to call or prepay obligations with or without penalties. Periodic payments are received on mortgage-backed securities based on the payment patterns of the underlying collateral.

  Proceeds from sales of securities available for sale during 1998, 1997 and 1996 were $14.3 million, $44.8 million and $45.5 million, respectively. Gross gains and gross losses were realized on those sales as follows (in thousands):
                                        1998      1997      1996
                                       ------    ------    ------
Gross gains..........................  $1,404    $1,400    $  887
Gross losses.........................     (20)     (113)      (97)
                                       ------    ------    ------
                                       $1,384    $1,287    $  790
                                       ======    ======    ======

LOANS

  Following is a summary of loans (in thousands):

December 31                             1998                1997
                                     ----------          ----------
Real estate:
 Residential.......................  $  994,157          $  949,716
 Commercial........................     632,304             542,251
 Construction......................     103,672              70,093
Installment loans to individuals...     292,418             301,911
Commercial, financial and
  agricultural.....................     299,081             272,609
Lease financing....................     132,266              59,852
Unearned income....................     (31,014)            (20,643)
                                     ----------          ----------
                                     $2,422,884          $2,175,789
                                     ==========          ==========

  The loan portfolio consists principally of loans to small- and medium-sized businesses within the Corporation's primary market area of western Pennsylvania, southwest Florida and eastern Ohio.

  As of December 31, 1998, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.

  Certain directors and executive officers of the Corporation and its significant subsidiaries, as well as associates of such persons, were loan customers during 1998. Such loans were made in the ordinary course of business under normal credit terms and do not represent more than a normal risk of collection. Following is a summary of the amount of loans in which the aggregate of the loans to any such persons exceeded $60,000 during the year (in thousands):

               Total loans at December 31, 1997......  $ 32,558
               New loans.............................    28,601
               Repayments............................   (24,246)
               Other.................................       370
                                                       --------
               Total loans at December 31, 1998......  $ 37,283
                                                       ========

  Other represents the net change in loan balances resulting from changes in related parties during the year.

NON-PERFORMING ASSETS

  Following is a summary of non-performing assets (in thousands):

December 31                                  1998            1997
                                           --------        --------
Non-accrual loans........................  $ 12,250        $  8,365
Restructured loans.......................     1,770           1,345
                                           --------        --------
  TOTAL NON-PERFORMING LOANS.............    14,020           9,710
Other real estate owned..................     1,370           4,207
                                           --------        --------
  TOTAL NON-PERFORMING ASSETS............  $ 15,390        $ 13,917
                                           ========        ========

  For the years ended December 31, 1998, 1997 and 1996, income recognized on non-accrual and restructured loans was $863,000, $477,000 and $798,000, respectively. Income that would have been recognized during 1998, 1997 and 1996 on such loans if they were in accordance with their original terms was $1.6 million, $1.1 million and $1.5 million, respectively. Loans past due 90 days or more were $2.9 million, $3.2 million and $3.1 million at December 31, 1998, 1997 and 1996, respectively.

  Following is a summary of information pertaining to loans considered to be impaired (in thousands):

At of For the Year Ended December 31                 1998      1997      1996
                                                   -------   -------   -------
Impaired loans with an allocated allowance.....    $ 3,366   $ 1,341   $ 5,063
Impaired loans without an allocated allowance..      4,998               5,605
                                                   -------   -------   -------
   Total impaired loans........................    $ 8,364   $ 1,341   $10,668
                                                   =======   =======   =======
Allocated allowance on impaired loans..........      1,099       496     1,529
                                                   =======   =======   =======
Portion of impaired loans on non-accrual.......      5,413       975     5,125
                                                   =======   =======   =======
Average impaired loans.........................      4,945     5,887    13,389
                                                   =======   =======   =======
Income recognized on impaired loans............        492        99       822
                                                   =======   =======   =======

ALLOWANCE FOR LOAN LOSSES

  Following is an analysis of changes in the allowance for loan losses (in thousands):

Year Ended December 31                          1998      1997      1996
                                              -------   -------   -------
Balance at beginning of year...............   $31,055   $31,199   $27,771
Reduction due to the sale of a subsidiary
 and loans.................................              (3,828)
Addition due to acquisitions...............               1,167

Charge-offs................................    (7,634)  (10,281)   (8,305)
Recoveries.................................     1,315     1,295     1,670
                                              -------   -------   -------
    NET CHARGE-OFFS........................    (6,319)   (8,986)   (6,635)
Provision for loan losses..................     7,572    11,503    10,063
                                              -------   -------   -------
Balance at end of year.....................   $32,308   $31,055   $31,199
                                              =======   =======   =======

PREMISES AND EQUIPMENT

  Following is a summary of premises and equipment (in thousands):

December 31                              1998        1997
                                       --------    --------
Land................................   $ 18,537    $ 15,283
Premises............................     76,059      64,949
Equipment...........................     51,287      44,004
                                       --------    --------
                                        145,883     124,236
Accumulated depreciation............    (52,299)    (47,252)
                                       --------    --------
                                       $ 93,584    $ 76,984
                                       ========    ========

  Depreciation expense was $8.1 million for 1998, $7.0 million for 1997 and $6.4 million for 1996.

  The Corporation has operating leases extending to 2044 for certain land, office locations and equipment. Leases that expire are generally expected to be renewed or replaced by other leases. Rental expense was $3.6 million for 1998, $4.0 million for 1997 and $3.0 million for 1996. Total minimum rental commitments under such leases were $28.2 million at December 31, 1998. Following is a summary of future minimum lease payments for years following December 31, 1998 (in thousands):

            1999.............................. $ 1,925
            2000..............................   1,609
            2001..............................   1,277
            2002..............................   1,172
            2003..............................     987
            Later years.......................  21,208

DEPOSITS

  Following is a summary of deposits (in thousands):

December 31                              1998          1997
                                      ----------    ----------
Non-interest bearing................  $  401,272    $  329,347
Savings and NOW.....................   1,264,779     1,107,763
Certificates of deposit and
  other time deposits...............   1,184,991     1,147,431
                                      ----------    ----------
                                      $2,851,042    $2,584,541
                                      ==========    ==========

  Following is a summary of the scheduled maturities of certificates of deposits and other time deposits for each of the five years following December 31, 1998 (in thousands):

            1999.............................. $915,732
            2000..............................  171,371
            2001..............................   49,932
            2002..............................   22,083
            2003..............................   24,479
            Later years.......................    1,394

  Time deposits of $100,000 or more were $249.9 million and $232.1 million at December 31, 1998 and 1997, respectively. Following is a summary of these time deposits by remaining maturity at December 31, 1998 (in thousands):

                                  CERTIFICATES  OTHER TIME
                                   OF DEPOSIT    DEPOSITS       TOTAL
                                  ------------  ----------    --------
Three months or less.............   $ 83,458     $ 5,229      $ 88,687
Three to six months..............     60,050       1,321        61,371
Six to twelve months.............     54,885       3,779        58,664
Over twelve months...............     23,205      17,949        41,154
                                    --------     -------      --------
                                    $221,598     $28,278      $249,876
                                    ========     =======      ========

SHORT-TERM BORROWINGS

  Following is a summary of short-term borrowings (in thousands):

December 31                                       1998        1997
                                                --------    --------
Securities sold under repurchase agreements...  $ 99,590    $ 59,136
Federal funds purchased.......................       561      16,862
Other short-term borrowings...................     1,221       4,257
Subordinated notes............................    49,609      46,931
                                                --------    --------
                                                $150,981    $127,186
                                                ========    ========

  Credit facilities amounting to $45.0 million at December 31, 1998 were maintained with various banks with rates which are at or below prime rate. The facilities and their terms are periodically reviewed by the banks and are generally subject to withdrawal at their discretion. These credit facilities were unused at December 31, 1998.

LONG-TERM DEBT

  Following is a summary of long-term debt (in thousands):

December 31                                       1998        1997
                                                --------    --------
Federal Home Loan Bank advances...............  $ 21,305    $ 28,386
Other long-term debt..........................     6,000
Subordinated notes............................    42,187      43,860
                                                --------    --------
                                                $ 69,492    $ 72,246
                                                ========    ========

  Certain subsidiaries have lines of credit available with the Federal Home Loan Bank. These lines totaled $406.5 million, of which $21.3 million was used as of December 31, 1998. These advances are secured by residential real estate loans and Federal Home Loan Bank Stock and are scheduled to mature in various amounts periodically through the year 2008. Interest rates paid on these advances range from 5.10% to 6.20% in 1998 and 5.66% to 6.32% in 1997.

  Subordinated notes are unsecured and subordinated to other indebtedness of the Corporation. The subordinated notes are scheduled to mature in various amounts periodically through the year 2008. At December 31, 1998, $32.1 million of long-term subordinated debt is redeemable prior to maturity at a discount equal to three months of interest. The Corporation may require the holder to give 30 days prior written notice. No sinking fund is required and none has been established to retire the debt. The weighted average interest rate on long-term subordinated debt was 6.66% at December 31, 1998 and 7.58% at December 31, 1997.

  Scheduled annual maturities for all of the long-term debt for each of the five years following December 31, 1998 are as follows (in thousands):

             1999..............................  $21,136
             2000..............................    5,013
             2001..............................    8,276
             2002..............................   17,178
             2003..............................    7,380
             Later years.......................   10,509

COMMITMENTS AND CREDIT RISK

  The Corporation has commitments to extend credit and standby letters of credit which involve certain elements of credit risk in excess of the amount stated in the consolidated balance sheet. The Corporation's exposure to credit loss in the event of non-performance by the customer is represented by the contractual amount of those instruments. Consistent credit policies are used by the Corporation for both on- and off-balance sheet items.

  Following is a summary of off-balance sheet credit risk information (in thousands):

December 31                                    1998        1997
                                             --------    --------
Commitments to extend credit................ $426,699    $379,765
Standby letters of credit...................   21,417      21,345

  At December 31, 1998, funding of approximately 75% of the commitments to extend credit is dependent on the financial condition of the customer. The Corporation has the ability to withdraw such commitments at its discretion. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Based on management's credit evaluation of the customer, collateral may be deemed necessary. Collateral requirements vary and may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

  Standby letters of credit are conditional commitments issued by the Corporation which may require payment at a future date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

STOCKHOLDERS' EQUITY

  Series A - Cumulative Convertible Preferred Stock (Series A Preferred) was issued in 1985. Holders of Series A Preferred are entitled to 5.7 votes for each share held. The holders do not have cumulative voting rights in the election of directors. Dividends are cumulative from the date of issue and are payable at $.42 per share each quarter. Series A Preferred is convertible at the option of the holder into shares of the Corporation's common stock having a market value of $25.00 at time of conversion. The Corporation has the right to require the conversion of the balance of all outstanding shares at the conversion rate. During 1998, 600 shares of Series A Preferred were converted to 410 shares of common stock. At December 31, 1998, 18,732 shares of common stock were reserved by the Corporation for the conversion of the remaining 20,718 outstanding shares.

  Series B - Cumulative Convertible Preferred Stock (Series B Preferred) was issued in 1992. Holders of Series B Preferred have no voting rights. Dividends are cumulative from the date of issue and are payable at $.46875 per share each quarter. Series B Preferred has a stated value of $25.00 per share and is convertible at the option of the holder at any time into shares of the Corporation's common stock at a price of $11.08 per share. The Corporation has the right to require the redemption of the balance of all outstanding shares at the conversion rate. During 1998, 48,915 shares of Series B Preferred were converted to 108,770 shares of common stock. At December 31, 1998, 489,923 shares of common stock were reserved by the Corporation for the conversion of the remaining 217,267 outstanding shares.

COMPREHENSIVE INCOME

  The components of comprehensive income, net of related tax, are as follows (in thousands):

Year Ended December 31                           1998      1997      1996
                                               -------   -------   -------
Net income...................................  $32,198   $36,883   $22,278
Other comprehensive income:
 Unrealized gains on securities:
  Arising during the period, net of tax
   expense (benefit) of $924, $1,788
   and $(86).................................    1,745     3,332      (228)
  Less: reclassification adjustment for
   gains included in net income, net of
   tax benefit of $436, $300 and $306........     (810)     (557)     (568)
                                               -------   -------   -------
Other comprehensive income...................      935     2,775      (796)
                                               -------   -------   -------
Comprehensive income.........................  $33,133   $39,658   $21,482
                                               =======   =======   =======

STOCK INCENTIVE PLANS

  The Corporation has available up to 1,007,643 shares of common stock to be issued under the restricted stock and incentive bonus and restricted stock bonus plans to key employees of the Corporation. All shares of stock awarded under these plans vest in equal installments over a five year period on each anniversary of the date of grant. At December 31, 1998, 15,577 shares out of a total of 72,096 shares were vested under these plans. The weighted average grant date fair value of the restricted shares issued through December 31, 1998 was $25.29.

  The Corporation has available up to 2,599,108 shares of common stock to be issued under both incentive and non-qualified stock option plans to key employees of the Corporation. The options vest in equal installments over periods ranging from three to ten years. The options are granted at a price equal to the fair market value at the date of the grant and are exercisable within ten years from the date of the grant. Because the exercise price of the Corporation's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  Pro forma information regarding net income and earnings per share using the Black-Scholes option pricing model is as follows (in thousands, except per share data):

Year Ended December 31                   1998        1997        1996
                                        -------     -------     -------
Pro forma net income before
  extraordinary items.................  $31,544     $27,699     $22,080
Extraordinary items, net of tax.......                8,809
                                        -------     -------     -------
Pro forma net income..................  $31,544     $36,508     $22,080
                                        =======     =======     =======

Pro forma earnings per share:
  Basic:
    Before extraordinary items........    $1.55       $1.40       $1.10
    Extraordinary items, net of tax...                  .45
                                          -----       -----       -----
    Net income........................    $1.55       $1.85       $1.10
                                          =====       =====       =====

  Diluted:
    Before extraordinary items........    $1.48       $1.33       $1.07
    Extraordinary items, net of tax...                  .42
                                          -----       -----       -----
    Net income........................    $1.48       $1.75       $1.07
                                          =====       =====       =====

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period of five years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferrable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The following input assumptions were utilized:

                                               1998       1997       1996
                                               ----       ----       ----
Risk-free interest rate.....................   5.54%      6.53%      5.63%
Dividend yield..............................   2.52%      1.66%      3.00%
Volatility factor of the expected market
  price of the Corporation's common stock...    .23%       .22%       .19%
Weighted average expected life of the
  options (years)...........................   5.00       5.00       5.00

  Activity in the Option Plan during the past three years was as follows:

                                          WEIGHTED
                                           AVERAGE
                                          PRICE PER
                                 1998       SHARE       1997        1996
                               ---------  ---------   ---------   ---------
Outstanding, beginning
   of year.................... 1,390,417   $11.27     1,321,012   1,123,936
  Granted during the year.....   295,314    28.36       210,446     216,937
  Exercised during the year...  (294,165)    9.46       (87,924)    (12,931)
  Forfeited during the year...   (25,946)   19.13       (53,117)     (6,930)
                               ---------              ---------   ---------
Ending balance................ 1,365,620    15.21     1,390,417   1,321,012
                               =========              =========   =========

  The following table summarizes information about the stock options outstanding at December 31, 1998:

             OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
----------------------------------------------------  ---------------------
                                WEIGHTED
                                AVERAGE     WEIGHTED               WEIGHTED
   RANGE OF                    REMAINING    AVERAGE                AVERAGE
   EXERCISE         OPTIONS   CONTRACTUAL   EXERCISE    OPTIONS    EXERCISE
    PRICES        OUTSTANDING    LIFE        PRICE    EXERCISABLE   PRICE
---------------   ----------- -----------   --------  -----------  --------
$ 5.44 - $ 8.16     409,411      7.03       $ 6.65      396,281     $ 6.63
  8.17 -  12.26     337,311      5.26        10.72      220,304      10.78
 12.27 -  18.40     232,003      6.80        16.31      114,453      16.29
 18.41 -  27.62     144,440      8.11        20.71       48,048      21.12
 27.63 -  31.57     242,455      9.05        31.57        7,771      31.57
                  ---------                             -------
                  1,365,620                             786,857
                  =========                             =======

   The Corporation has granted warrants to purchase common stock (at an exercise price of $5.94 or $9.90 per share). Such warrants are exercisable and will expire on June 19, 2001 or December 17, 2003. The Corporation has reserved 160,499 shares of common stock for issuance in connection with these warrants.

RETIREMENT AND OTHER POSTRETIREMENT BENEFIT PLANS

Retirement Plans

  Following are reconciliations of the change in benefit obligation, change in plan assets and funded status (in thousands):

December 31                                       1998       1997
                                                 -------    -------
Benefit obligation at beginning of year........  $25,400    $21,632
  Service cost.................................    1,310      1,265
  Interest cost................................    1,839      1,726
  Plan amendments..............................      549         23
  Actuarial loss...............................    2,522      1,561
  Curtailments.................................                 (69)
  Benefits paid................................     (727)      (738)
                                                 -------    -------
Benefit obligation at end of year..............  $30,893    $25,400
                                                 =======    =======

December 31                                       1998       1997
                                                 -------    -------
Fair value of plan assets at beginning of year.. $25,228    $20,238
  Actual return on plan assets..................   3,808      4,614
  Company contribution..........................      31      1,114
  Benefits paid.................................    (727)      (738)
                                                 -------    -------
Fair value of plan assets at end of year........ $28,340    $25,228
                                                 =======    =======

December 31                                       1998       1997
                                                 -------    -------
Funded status of plan..........................  $(2,553)   $  (172)
Unrecognized actuarial gain....................   (2,573)    (3,324)
Unrecognized prior service cost................    2,043      1,771
Unrecognized net transition obligation.........       42         47
                                                 -------    -------
Accrued pension cost...........................  $(3,041)   $(1,678)
                                                 =======    =======

  Included in the above reconciliation is the benefit obligation and fair value of plan assets for the Basic Retirement Plan which were $5.5 million and $0, respectively, as of December 31, 1998, and $4.1 million and $0, respectively, as of December 31, 1997.

  The amounts recognized in the Corporation's consolidated financial statements include the following (in thousands):

December 31                                       1998       1997
                                                 -------    -------
Prepaid pension cost...........................  $ 1,016    $ 1,506
Accrued pension cost...........................   (4,057)    (3,184)
Additional minimum liability...................   (1,475)      (928)
Intangible asset...............................    1,475        928
                                                 -------    -------
Net amount recognized on balance sheet.........  $(3,041)   $(1,678)
                                                 =======    =======

  The pension expense for the defined benefit plans included the following components (in thousands):

Year Ended December 31                        1998      1997      1996
                                            -------   -------   -------
Service costs.............................  $ 1,310   $ 1,265   $ 1,244
Interest cost.............................    1,839     1,726     1,525
Expected return on plan assets............   (1,989)   (1,603)   (1,423)
Net amortization..........................      233       293       291
Curtailment gain..........................                (69)
                                            -------   -------   -------
Net pension expense.......................  $ 1,393   $ 1,612   $ 1,637
                                            =======   =======   =======


Assumptions as of December 31                 1998      1997      1996
                                              ----      ----      ----
Weighted average discount rate.............    6.5%      7.0%      7.5%
Rates of increase in compensation levels...    4.0%      4.0%      4.0%
Expected long-term rate of return on assets    8.0%      8.0%      8.0%

  At December 31, 1998, plan assets include 60,528 shares of the Corporation's common stock, having a market value of $1.7 million. Dividends received on these shares totaled $36,000 for 1998.

  Certain subsidiaries of the Corporation participate in a qualified 401(k) defined contribution plan for the full-time employees of the subsidiary. A percentage of employees' contributions to the plan are matched by the Corporation. The Corporation's contribution expense amounted to $667,000 in 1998, $606,000 in 1997 and $565,000 in 1996.

  Certain subsidiaries of the Corporation participate in a Salary Savings ESOP Plan, under which eligible employees may contribute a percentage of their salary. The Corporation matches 50 percent of an eligible employee's contribution on the first 6 percent that the employee defers, and may make a discretionary contribution payable either in cash or the Corporation's common stock based upon the Corporation's profitability. Employees are generally eligible to participate upon completing one year of service and having attained age 21. Employer contributions become 20 percent vested when an employee has completed two years of service, and vest at a rate of 20 percent per year thereafter. The Corporation recognized expense of $705,000 in 1998, $468,000 in 1997 and $384,000 in 1996 related to the Salary Savings ESOP Plan.

Postretirement Plans

  Following are reconciliations of the change in benefit obligation, change in plan assets and funded status (in thousands):

December 31                                                 1998    1997
                                                            ----    ----
Benefit obligation at beginning of year...................  $779    $816
  Service cost............................................    77      60
  Interest cost...........................................    65      56
  Plan participants' contributions........................     3       4
  Actuarial loss (gain)...................................   126    (103)
  Benefits paid...........................................   (85)    (54)
                                                            ----    ----
Benefit obligation at end of year.........................  $965    $779
                                                            ====    ====

December 31                                                  1998    1997
                                                            -----   -----
Fair value of plan assets at beginning of year............  $   0   $   0
  Company contribution....................................     81      50
  Plan participants' contributions........................      4       4
  Benefits paid...........................................    (85)    (54)
                                                            -----   -----
Fair value of plan assets at end of year..................  $   0   $   0
                                                            =====   =====

December 31                                                 1998     1997
                                                           -----    -----
Funded status of plan....................................  $(965)   $(779)
Unrecognized actuarial gain..............................   (177)    (310)
Unrecognized prior service cost..........................      5        6
Unrecognized net transition obligation...................    522      563
                                                           -----    -----
Accrued pension cost.....................................  $(615)   $(520)
                                                           =====    =====

  Net periodic postretirement benefit cost included the following components (in thousands):

Year Ended December 31                          1998      1997      1996
                                                ----      ----      ----
Service cost..................................  $ 77      $ 60      $ 66
Interest cost.................................    65        56        54
Net amortization..............................    34        25        30
                                                ----      ----      ----
Net periodic postretirement benefit cost......  $176      $141      $150
                                                ====      ====      ====

  Discount rates of 6.5%, 7.0% and 7.5% for 1998, 1997 and 1996, respectively, were used to determine the accumulated postretirement benefit obligation.

  The assumed health care cost trend rate has a significant effect on the amounts reported. A 5.50% annual rate of increase in the per capita costs of covered health care benefits is assumed for 1999, gradually decreasing to 4.25% by the year 2001. A one percentage point change in the assumed health care cost trend rate would have had the following effects on 1998 service and interest cost and the accumulated postretirement benefit obligation at December 31, 1998:

                                                        1%          1%
                                                     INCREASE    DECREASE
                                                     --------    --------
Effect on service and interest components
  of net periodic cost.............................  $ 17,814    $(15,780)
Effect on accumulated postretirement
  benefit obligation...............................    98,172     (88,639)

RECAPITALIZATION OF SAVINGS ASSOCIATION INSURANCE FUND

  On September 30, 1996, the Deposit Insurance Funds Act of 1996 was signed into law and included a provision to recapitalize the Savings Association Insurance Fund (SAIF). The legislation required a one-time assessment on all deposits insured by the SAIF, including those held by chartered commercial banks as a result of previous acquisitions. The one-time assessment paid by the Corporation totaled $3.2 million, or $.16 per share. The legislation also included provisions that resulted in a reduction in annual deposit insurance costs.

INCOME TAXES

  Income tax expense consists of the following (in thousands):

Year Ended December 31                       1998      1997      1996
                                           --------  --------  --------
Current income taxes:
  Federal taxes..........................  $ 19,723  $ 13,850  $ 12,899
  State taxes............................       915       410       501
                                           --------  --------  --------
                                             20,638    14,260    13,400
Deferred income taxes:
  Federal taxes..........................    (4,220)   (1,247)   (2,193)
                                           --------  --------  --------
                                           $ 16,418  $ 13,013  $ 11,207
                                           ========  ========  ========

  The tax effects of temporary differences that give rise to deferred tax assets and liabilities are presented below (in thousands):

December 31                                     1998        1997
                                              --------    --------
Deferred tax assets:
  Allowance for loan losses.................  $ 11,242    $ 10,604
  Deferred compensation.....................     2,011       2,103
  Deferred benefits.........................     1,414         913
  Loan fees.................................                   661
  Other.....................................       924         846
                                              --------    --------
    TOTAL GROSS DEFERRED TAX ASSETS.........    15,591      15,127
                                              --------    --------
Deferred tax liabilities:
  Depreciation..............................      (230)       (218)
  Deferred gain on sale of subsidiary.......    (3,555)     (3,555)
  Unrealized gains on securities
    available for sale......................    (3,403)     (2,911)
  Leasing...................................    (9,732)     (4,997)
  Other.....................................    (1,450)     (1,513)
                                              --------    --------
    TOTAL GROSS DEFERRED TAX LIABILITIES....   (18,370)    (13,194)
                                              --------    --------
    NET DEFERRED TAX (LIABILITIES) ASSETS...  $ (2,779)   $  1,933
                                              ========    ========

  Following is a reconciliation between tax expense using federal statutory tax and actual effective tax:

Year Ended December 31                         1998     1997     1996
                                               ----     ----     ----
Federal statutory tax........................  35.0%    35.0%    35.0%
Effect of nontaxable interest and
  dividend income............................  (3.2)    (3.6)    (4.2)
State taxes..................................   1.2       .6       .6
Goodwill.....................................    .5       .3       .3
Merger related costs.........................   1.1       .6      2.2
Other items..................................   (.8)    (1.2)     (.4)
                                               ----     ----     ----
Actual effective taxes.......................  33.8%    31.7%    33.5%
                                               ====     ====     ====

  Income tax expense related to gains on the sale of securities was $484,000, $450,000 and $277,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

EARNINGS PER SHARE

  The following tables set forth the computation of basic and diluted earnings per share (in thousands, except per share data):

Year Ended December 31                   1998         1997         1996
                                      ----------   ----------   ----------
BASIC
Income before extraordinary items...   $ 32,198    $ 28,074    $ 22,278
Less:  Preferred stock dividends
         declared...................       (492)       (588)       (766)
Income before extraordinary items
  applicable to common stock........     31,706      27,486      21,512
Extraordinary items, net of tax.....                  8,809
                                       --------    --------    --------
Net income applicable to basic
  earnings per share................   $ 31,706    $ 36,295    $ 21,512
                                       ========    ========    ========

Average common shares outstanding... 20,042,100  19,415,505  19,327,118
                                     ==========  ==========  ==========

Income before extraordinary items...      $1.58       $1.42       $1.11
Extraordinary items, net of tax.....                    .45
                                          -----       -----       -----
Earnings per share..................      $1.58       $1.87       $1.11
                                          =====       =====       =====

DILUTED
Income before extraordinary items...    $32,198     $28,074     $22,278
Extraordinary items, net of tax.....                  8,809
                                        -------     -------     -------
Net income applicable to diluted
  earnings per share................    $32,198     $36,883     $22,278
                                        =======     =======     =======

Average common shares outstanding... 20,042,100  19,415,505  19,327,118
Convertible preferred stock.........    595,875     695,819     994,581
Net effect of dilutive stock options
  based on the treasury stock method
  using the average market price....    639,233     640,856     276,796
                                     ----------  ----------  ----------
                                     21,277,208  20,752,180  20,598,495
                                     ==========  ==========  ==========

Income before extraordinary items...      $1.51       $1.35       $1.08
Extraordinary items, net of tax.....                    .43
                                          -----       -----       -----
Earnings per share..................      $1.51       $1.78       $1.08
                                          =====       =====       =====

CASH FLOW INFORMATION

  Following is a summary of cash flow information (in thousands):

Year Ended December 31                        1998       1997       1996
                                            --------   --------   --------
Cash paid during year for:
  Interest................................  $107,292   $ 94,471   $ 87,252
  Income taxes............................     9,642     11,620     11,984

Non-cash Investing and Financing Activities:
    Acquisition of real estate in
      settlement of loans.................  $  3,037   $  3,336   $  6,720
    Loans granted in the sale of
      other real estate...................     2,396      1,557        407

REGULATORY MATTERS

  Quantitative measures established by regulators to ensure capital adequacy require the Corporation and its banking subsidiaries to maintain minimum amounts and ratios of total and tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of tier 1 capital to average assets (as defined). Management believes, as of December 31, 1998, that the Corporation and each of its banking subsidiaries meet all capital adequacy requirements to which they are subject.

  As of December 31, 1998, the Corporation and each of its banking subsidiaries have been categorized by the various regulators as "well capitalized" under the regulatory framework for prompt corrective action.

  Following are the capital ratios as of December 31, 1998 for the Corporation and its significant subsidiaries, First National Bank of Pennsylvania, First National Bank of Naples and First National Bank of Florida (dollars in thousands):


                                                               MINIMUM CAPITAL   WELL CAPITALIZED
                                               ACTUAL           REQUIREMENTS       REQUIREMENTS
                                          ----------------     ---------------   ---------------
                                           AMOUNT    RATIO      AMOUNT   RATIO    AMOUNT   RATIO
                                          --------  ------     --------  -----   --------  -----
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
F.N.B. Corporation......................  $303,402   12.7%     $191,305   8.0%   $239,132  10.0%
First National Bank of Pennsylvania.....    89,833   10.2        70,171   8.0      87,714  10.0
First National Bank of Naples...........    49,233   10.2        38,783   8.0      48,479  10.0
First National Bank of Florida..........    26,533   12.1        17,534   8.0      21,918  10.0

TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
F.N.B. Corporation......................  $260,399   10.9%     $ 95,653   4.0%   $143,479   6.0%
First National Bank of Pennsylvania.....    78,852    9.0        35,086   4.0      52,629   6.0
First National Bank of Naples...........    44,816    9.2        19,391   4.0      29,087   6.0
First National Bank of Florida..........    23,793   10.9         8,767   4.0      13,151   6.0

TIER 1 CAPITAL (TO AVERAGE ASSETS):
F.N.B. Corporation......................  $260,399    7.9%     $132,592   4.0%   $165,740   5.0%
First National Bank of Pennsylvania.....    78,852    6.6        47,721   4.0      59,651   5.0
First National Bank of Naples...........    44,816    7.0        25,660   4.0      32,075   5.0
First National Bank of Florida..........    23,793    7.3        13,060   4.0      16,325   5.0


  The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's and banking subsidiaries' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

  The Corporation's banking subsidiaries were required to maintain aggregate cash reserves with the Federal Reserve Bank amounting to $16.0 million at December 31, 1998. The Corporation also maintains deposits for various services such as check clearing.

  Certain limitations exist under applicable law and regulations by regulatory agencies regarding dividend payments to a parent by its subsidiaries. As of December 31, 1998, the subsidiaries had $37.2 million of retained earnings available for distribution as dividends without prior regulatory approval.

  Under current Federal Reserve regulations, the Corporation's banking subsidiaries are limited in the amount they may lend to non-bank affiliates, including the Corporation. Such loans must be secured by specified collateral. In addition, any such loans to a single non-bank affiliate may not exceed 10% of any banking subsidiary's capital and surplus and the aggregate of loans to all such affiliates may not exceed 20%. The maximum amount that may be borrowed by the parent company under these provisions approximated $43.6 million at December 31, 1998.

BUSINESS SEGMENTS

  The Corporation operates in one reportable segment: community banking. The Corporation's community banking subsidiaries offer services traditionally offered by full-service commercial banks, including commercial and individual demand and time deposit accounts and commercial, mortgage and individual installment loans. In addition to traditional banking products, the Corporation's banking subsidiaries offer various alternative investment products, including mutual funds and annuities. The following tables provide financial information for this segment of the Corporation (in thousands). Other items shown in the table below represent the parent company, other non-bank subsidiaries and eliminations, which are necessary for purposes of reconciling to the consolidated amounts.

                                         COMMUNITY      ALL
                                          BANKING      OTHER    CONSOLIDATED
                                        ----------   --------   ------------
At or for the Year Ended December 31, 1998
Interest income.......................  $  228,780   $ 17,194    $  245,974
Interest expense......................     104,414      3,646       108,060
Non-interest income...................      28,366      5,044        33,410
Non-interest expense..................      99,047     16,089       115,136
Intangible amortization...............       1,277         44         1,321
Income tax expense (credit)...........      16,607       (189)       16,418
Core operating earnings*..............      35,298      1,243        36,541
Non-recurring items, net of tax*......      (3,225)    (1,118)       (4,343)
Net income............................      32,073        125        32,198
Total assets..........................   3,319,678     83,862     3,403,540

At or for the Year Ended December 31, 1997
Interest income.......................  $  206,638    $ 18,421   $  225,059
Interest expense......................      92,213       4,414       96,627
Non-interest income...................      31,446      (3,967)      27,479
Non-interest expense..................      91,615      11,706      103,321
Intangible amortization...............       1,474         110        1,584
Income tax expense (credit)...........      15,293      (2,280)      13,013
Core operating earnings*..............      31,047       1,592       32,639
Non-recurring items, net of tax*......         737       3,507        4,244
Net income............................      31,784       5,099       36,883
Total assets..........................   3,006,101      88,697    3,094,798

At or for the Year Ended December 31, 1996
Interest income.......................  $  191,770    $ 17,953   $  209,723
Interest expense......................      83,168       4,787       87,955
Non-interest income...................      20,513       3,385       23,898
Non-interest expense..................      90,725      11,393      102,118
Intangible amortization...............         997          50        1,047
Income tax expense (credit)...........      10,044       1,163       11,207
Core operating earnings*..............      24,060       2,361       26,421
Non-recurring items, net of tax*......      (2,224)     (1,919)      (4,143)
Net income............................      21,836         442       22,278
Total assets..........................   2,626,575     167,064    2,793,639

* Core operating earnings exclude merger related and other non-recurring costs of $4.3 million in 1998, extraordinary gains on the sale of a subsidiary and branches of $8.8 million and merger related and other non-recurring costs of $4.6 million in 1997, and a one-time assessment of $2.1 million legislated by Congress to recapitalize the Savings Association Insurance Fund and merger related and other non-recurring costs of $2.0 million in 1996, all on an after-tax basis. Such presentation is provided in order to eliminate all items deemed by management to be of a non-recurring nature.

PARENT COMPANY FINANCIAL STATEMENTS

  Below is condensed financial information of F.N.B. Corporation (parent company only). In this information, the parent's investments in subsidiaries are stated at cost plus equity in undistributed earnings of subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements.

BALANCE SHEET (IN THOUSANDS):
December 31                                  1998           1997
                                           --------       --------
ASSETS
Cash.....................................  $    467       $      6
Short-term investments...................    14,945          2,095
Advances to subsidiaries.................     1,621         12,122
Other assets.............................    10,248          5,414
Investment in bank subsidiaries..........   244,897        239,016
Investment in non-bank subsidiaries......   114,943        110,940
                                           --------       --------
                                           $387,121       $369,593
                                           ========       ========
LIABILITIES
Other liabilities........................  $  7,552       $  6,555
Short-term borrowings....................    49,609         49,931
Long-term debt...........................    48,187         43,860
                                           --------       --------
  TOTAL LIABILITIES......................   105,348        100,346
                                           --------       --------
STOCKHOLDERS' EQUITY.....................   281,773        269,247
                                           --------       --------
  TOTAL..................................  $387,121       $369,593
                                           ========       ========

INCOME STATEMENT (IN THOUSANDS)
Year Ended December 31                       1998      1997      1996
                                           --------  --------  --------
INCOME
Dividend income from subsidiaries:
  Bank...................................  $ 29,401  $ 31,373  $ 11,778
  Non-bank...............................     2,148     4,660     2,501
                                           --------  --------  --------
                                             31,549    36,033    14,279
Gain on sale of securities...............     1,296       850
Interest income..........................       452     5,423     5,394
Income from equity investment............                 621
Service fee income.......................     7,776
Other income.............................        98        95       254
                                           --------  --------  --------
  TOTAL INCOME...........................    39,875    43,468    20,777

EXPENSES
Interest expense.........................     6,136     6,280     5,920
Salaries and personnel expense...........     8,264
Service fees.............................       985       970       617
Other expenses...........................     4,090     3,248     2,076
                                           --------  --------  --------
  TOTAL EXPENSES.........................    19,475    10,498     8,613
                                           --------  --------  --------
INCOME BEFORE TAXES AND EQUITY IN
  UNDISTRIBUTED INCOME OF SUBSIDIARIES...    20,400    32,970    12,164
Income tax benefit.......................     3,880     1,156       618
                                           --------  --------  --------
                                             24,280    34,126    12,782
                                           --------  --------  --------
Equity in undistributed income
  of subsidiaries:
    Bank.................................     2,514      (352)    8,463
    Non-bank.............................     5,404    (2,118)    1,033
                                           --------  --------  --------
                                              7,918    (2,470)    9,496
                                           --------  --------  --------

INCOME BEFORE EXTRAORDINARY ITEM.........    32,198    31,656    22,278
Gain on sale of subsidiary, net of tax...               5,227
                                           --------  --------  --------
NET INCOME...............................  $ 32,198  $ 36,883  $ 22,278
                                           ========  ========  ========

STATEMENT OF CASH FLOWS (IN THOUSANDS)
Year Ended December 31                        1998      1997      1996
                                            --------  --------  --------
OPERATING ACTIVITIES
Net income................................  $ 32,198  $ 36,883  $ 22,278
Adjustments to reconcile net income
  to net cash provided by operating
    activities:
  Gain on sale of securities..............    (1,296)     (850)
  Undistributed earnings of subsidiaries..    (7,918)    2,470    (9,496)
  Extraordinary gain on sale of
    subsidiaries..........................              (5,227)
  Other, net..............................    (3,386)   (2,745)     (501)
                                            --------  --------  --------
    Net cash flows from
      operating activities................    20,894    30,085    11,431

INVESTING ACTIVITIES
Net change in short-term investments......   (12,493)    2,362    (1,529)
Purchase of securities....................              (1,704)     (235)
Proceeds from sale of securities..........               1,828     1,244
Advances from (to) subsidiaries...........     1,501    (2,735)   (4,250)
Cash paid upon acquisition of subsidiaries             (13,586)
Investment in subsidiaries................     6,845   (11,700)      356
                                            --------  --------  --------
    Net cash flows from
      investing activities................    (4,147)  (25,535)   (4,414)

FINANCING ACTIVITIES
Net increase in due to non-bank subsidiary               2,950
Net decrease in short-term borrowings.....      (322)   (5,270)    4,839
Decrease in long-term debt................    (6,510)   (6,680)  (12,303)
Increase in long-term debt................    10,837    16,550     8,899
Net acquisition of treasury stock.........    (7,572)   (2,535)   (1,560)
Cash dividends paid.......................   (12,719)   (9,578)   (6,889)
                                            --------  --------  --------
     Net cash flows from
       financing activities...............   (16,286)   (4,563)   (7,014)
                                            --------  --------  --------
NET INCREASE IN CASH......................       461       (13)        3
Cash at beginning of year.................         6        19        16
                                            --------  --------  --------
CASH AT END OF YEAR.......................  $    467  $      6  $     19
                                            ========  ========  ========

CASH PAID
Interest..................................  $  6,049  $  6,181  $  6,251

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each financial instrument:

Cash and Due from Banks:
  For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities:
  For both securities available for sale and securities held to maturity, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans:
  The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of adjustable rate loans approximate the carrying amount.

Deposits:
  The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity deposits is estimated by discounting future cash flows using rates currently offered for deposits of similar remaining maturities.

Short-Term Borrowings:
  The carrying amounts for short-term borrowings approximate fair value for amounts that mature in 90 days or less. The fair value of subordinated notes is estimated by discounting future cash flows using rates currently offered.

Long-Term Debt:
  The fair value of long-term debt is estimated by discounting future cash flows based on the market prices for the same or similar issues or on the current rates offered to the Corporation for debt of the same remaining maturities.

  The estimated fair values of the Corporation's financial instruments are as follows (in thousands):

                                         1998                    1997
                                 ---------------------   ---------------------
                                   CARRYING     FAIR       CARRYING    FAIR
                                    AMOUNT      VALUE       AMOUNT     VALUE
                                 ---------- ----------   ---------- ----------
FINANCIAL ASSETS
Cash and short-term
  investments..................  $  183,745 $  183,745   $  163,886 $  163,886
Securities available for sale..     455,082    455,082      470,118    470,118
Securities held to maturity....     118,575    119,522      154,241    154,624
Net loans, including loans
  held for sale................   2,406,523  2,449,270    2,151,270  2,163,632

FINANCIAL LIABILITIES
Deposits.......................  $2,851,042 $2,860,988   $2,584,541 $2,589,714
Short-term borrowings..........     150,981    150,981      127,186    127,186
Long-term debt.................      69,492     71,448       72,246     73,837

F.N.B. CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL DATA (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The merger between F.N.B. Corporation and Guaranty Bank & Trust Company was completed on January 13, 1999 and accounted for as a pooling-of-interests. Accordingly, all financial information has been restated as if the companies were combined for all periods presented.


YEAR ENDED DECEMBER 31          1998       1997       1996       1995       1994
                             ---------- ---------- ---------- ---------- ----------
Total interest income......  $  245,974 $  225,059 $  209,723 $  197,318 $  169,155
Total interest expense.....     108,060     96,627     87,955     84,303     66,593
Net interest income........     137,914    128,432    121,768    113,015    102,562
Provision for loan losses..       7,572     11,503     10,063      7,416      9,826
Total non-interest income..      33,410     27,479     23,898     22,530     20,261
Total non-interest expenses     115,136    103,321    102,118     90,503     85,401
Net income before
  extraordinary items......      32,198     28,074     22,278     25,054     18,578
Extraordinary items,
  net of tax...............                  8,809
Net income.................      32,198     36,883     22,278     25,054     18,578
Core operating earnings*...      36,541     32,639     26,421     25,054     18,578

AT YEAR-END
Total assets...............  $3,403,540 $3,094,798 $2,793,639 $2,580,860 $2,395,132
Net loans..................   2,390,576  2,144,734  1,939,819  1,739,413  1,642,486
Deposits...................   2,851,042  2,584,541  2,345,333  2,200,777  2,024,356
Long-term debt.............      69,492     72,246     58,179     50,784     56,614
Preferred stock............       2,380      2,875      3,525      4,516      4,563
Total stockholders' equity.     281,773    269,247    233,853    220,414    192,176

PER COMMON SHARE
Earnings
  Basic....................      $ 1.58     $ 1.87     $ 1.11     $ 1.27      $  .93
  Diluted..................        1.51       1.78       1.08       1.23         .93
Core operating earnings *
  Basic....................        1.80       1.65       1.33       1.27         .93
  Diluted..................        1.72       1.57       1.28       1.23         .93
Cash dividends.............         .67        .56        .55        .30         .22
Book value.................       13.71      13.00      12.21      11.00        9.70

RATIOS
Return on average assets...        1.00%      1.29%       .84%      1.00%        .80%
Return on average assets,
  based on core operating
  earnings *...............        1.13       1.14        .99       1.00         .80
Return on average equity...       11.66      14.96       9.75      12.01       10.14
Return on average equity,
  based on core operating
  earnings *...............       13.24      13.24      11.56      12.01       10.14
Dividend payout ratio......       38.71      24.90      28.63      14.57       14.46
Average equity to
  average assets...........        8.56       8.59       8.59       8.34        7.93


* Core operating earnings excludes merger related and other non-recurring costs of $4.3 million in 1998, extraordinary gains on the sale of a subsidiary and branches of $8.8 million and merger related and other non-recurring costs of $4.7 million in 1997 and a one-time assessment of $2.1 million legislated by Congress to recapitalize the Savings Association Insurance Fund and merger related and other non-recurring costs of $2.1 million in 1996, all on an after-tax basis. Such presentation is provided in order to eliminate all items deemed by management to be of a non-recurring nature.

F.N.B. CORPORATION AND SUBSIDIARIES
QUARTERLY EARNINGS SUMMARY (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The merger between F.N.B. Corporation and Guaranty Bank & Trust Company was completed on January 13, 1999 and accounted for as a pooling-of-interests. Accordingly, the unaudited quarterly financial data has been restated as if the companies were combined for all periods presented.

QUARTER ENDED 1998                MAR. 31   JUNE 30   SEPT. 30   DEC. 31
                                  -------   -------   --------   -------
Total interest income...........  $59,962   $61,275   $62,193    $62,544
Total interest expense..........   26,266    26,983    27,634     27,177
Net interest income.............   33,696    34,292    34,559     35,367
Provision for loan losses.......    1,761     1,615     1,977      2,219
Total non-interest income.......    7,791     7,924     8,342      9,353
Total non-interest expenses.....   27,612    28,580    28,970     29,974
Net income......................    8,288     7,734     8,008      8,168
Core operating earnings *.......    8,458     9,147     9,489      9,447

PER COMMON SHARE
Earnings
  Basic.........................     $.41      $.38      $.39       $.40
  Diluted.......................      .39       .36       .38        .38
Core operating earnings *
  Basic.........................      .42       .45       .47        .46
  Diluted.......................      .40       .43       .45        .44
Cash dividends..................      .16       .17       .17        .17

QUARTER ENDED 1997                MAR. 31   JUNE 30   SEPT. 30   DEC. 31
                                  -------   -------   --------   -------
Total interest income...........  $54,855   $56,328   $55,642    $58,234
Total interest expense..........   23,152    23,866    23,979     25,630
Net interest income.............   31,703    32,462    31,663     32,604
Provision for loan losses.......    2,423     3,673     2,505      2,902
Total non-interest income.......    6,883     6,050     7,055      7,491
Total non-interest expenses.....   24,759    29,350    23,069     26,143
Net income before
  extraordinary items...........    7,655     3,770     9,011      7,638
Extraordinary items, net of tax.              5,227                3,582
Net income......................    7,655     8,997     9,011     11,220
Core operating earnings **......    7,655     8,032     9,011      7,941

PER COMMON SHARE
Earnings
  Basic.........................     $.39      $.46      $.46       $.56
  Diluted.......................      .37       .44       .44        .53
Core operating earnings **
  Basic.........................      .39       .41       .46        .39
  Diluted.......................      .37       .39       .44        .37
Cash dividends..................      .14       .14       .14        .14

 * Core operating earnings excludes merger related costs and other non-recurring costs of approximately $170,000, $1.4 million, $1.5 million and $1.4 million recognized during the first through fourth quarters of 1998, respectively, all on an after-tax basis.

** Core operating earnings items excludes merger related costs and other non-recurring costs of approximately $1.0 million recognized during the second quarter and merger related costs and other non-recurring items of approximately $3.3 million recognized during the fourth quarter, each on an after-tax basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This financial review summarizes the combined financial condition and results of operations giving retroactive effect to the merger of Guaranty Bank & Trust Company (Guaranty) with and into F.N.B. Corporation (the Corporation), and is intended to be read in conjunction with the Consolidated Financial Statements and accompanying Notes to those statements. The merger of the Corporation and Guaranty was consummated on January 13, 1999 and resulted in the Corporation issuing 1,250,994 shares of common stock. The merger has been accounted for on a pooling-of-interests basis. This financial review is presented as if the merger had been consummated for all periods presented.

RESULTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 1998

  Core operating earnings increased 12.0% to $36.5 million in 1998 from $32.6 million in 1997. On a core operating earnings basis, basic earnings per share was $1.83 and $1.65 for 1998 and 1997, while diluted earnings per share were $1.73 and $1.57, respectively, for those same periods. The results for 1998 include merger related and other non-recurring costs of $4.3 million, net of tax. The results for 1997 include $8.8 million in gains relating to the sales of a subsidiary and branches and merger related and other non-recurring costs of $4.6 million, both net of tax. Including these items, net income was $32.2 million in 1998 versus $36.9 million in 1997, resulting in diluted earnings per share of $1.51 and $1.78. Net interest income, on a fully taxable equivalent basis, increased by 7.2% as net average interest earning assets increased by $41.6 million. These factors are further detailed in the discussion which follows.

  Common comparative ratios for results of operations include the return on average assets and the return on average equity. The Corporation's return on average assets was 1.13% for 1998 compared to 1.14% for 1997, while the Corporation's return on average equity was 13.24% for both 1998 and 1997, each calculated on a core operating earnings basis. Including the extraordinary and non-recurring items, the Corporation had a return on average assets of 1.00% and 1.29% for 1998 and 1997, respectively, and a return on average equity of 11.66% and 14.96% for those same periods.

NET INTEREST INCOME

  The following table provides information regarding the average balances and yields and rates on interest earning assets and interest bearing liabilities (dollars in thousands):


Year Ended December 31,               1998                         1997                         1996
                            ---------------------------  ---------------------------  ---------------------------
                             AVERAGE             YIELD/   AVERAGE             YIELD/   AVERAGE             YIELD/
                             BALANCE   INTEREST   RATE    BALANCE   INTEREST   RATE    BALANCE   INTEREST   RATE
                            ---------  --------  ------  ---------  --------  ------  ---------  --------  ------
ASSETS
Interest earning assets:
Interest bearing deposits
  with banks..............  $    3,765 $    181  4.81%   $    4,312 $    255  5.91%   $    7,549 $    414  5.48%
Federal funds sold........      76,247    4,153  5.45        89,061    4,742  5.32        65,732    3,414  5.19
Taxable investment
  securities (1)..........     525,905   32,458  6.17       469,520   29,210  6.22       451,482   26,925  5.96
Non-taxable investment
  securities..............      86,986    5,309  6.10        80,336    4,756  5.92        72,586    4,472  6.16
Loans (2)(3)..............   2,294,506  205,933  8.98     2,035,521  188,187  9.25     1,875,670  176,713  9.42
                            ---------- --------          ---------- --------          ---------- --------
Total interest
  earning assets..........   2,987,409  248,034  8.30     2,678,750  227,150  8.48     2,473,019  211,938  8.57

                            ---------- --------          ---------- --------          ---------- --------
Cash and due from banks...      99,758                       90,194                       95,440
Allowance for loan losses.     (32,193)                     (31,809)                     (28,746)
Premises and equipment....      86,899                       66,451                       56,714
Other assets..............      85,101                       66,124                       63,790
                            ----------                   ----------                   ----------
                            $3,226,974                   $2,869,710                   $2,660,217
                            ==========                   ==========                   ==========


LIABILITIES
Interest bearing liabilities:
Deposits:
  Interest bearing demand.  $  490,169   10,034  2.05    $  388,861    9,327  2.40    $  378,150    7,285  1.93
  Savings.................     658,351   21,113  3.21       615,244   16,887  2.74       564,331   16,102  2.85
  Other time..............   1,201,560   65,510  5.45     1,100,901   60,252  5.47     1,029,475   56,154  5.45
Short-term borrowings.....     134,789    6,813  5.05       135,089    6,415  4.75        92,444    4,030  4.36
Long-term debt............      73,411    4,590  6.25        51,145    3,746  7.32        49,977    4,384  8.77
                            ---------- --------          ---------- --------          ---------- --------
Total interest bearing
  liabilities.............   2,558,280  108,060  4.22     2,291,240   96,627  4.22     2,114,377   87,955  4.16
                                       --------                     --------                     --------
Non-interest bearing
  demand deposits.........     347,264                      294,162                      273,536
Other liabilities.........      45,354                       37,806                       43,680
                            ----------                   ----------                   ----------
                             2,950,898                    2,623,208                    2,431,593
                            ----------                   ----------                   ----------

STOCKHOLDERS' EQUITY......     276,076                      246,502                      228,624
                            ----------                   ----------                   ----------
                            $3,226,974                   $2,869,710                   $2,660,217
                            ==========                   ==========                   ==========
Excess of interest
  earning assets over
  interest bearing
  liabilities.............  $  429,129                   $  387,510                   $  358,642
                            ==========                   ==========                   ==========
Net interest income.......             $139,974                     $130,523                     $123,983
                                       ========                     ========                     ========
Net interest spread.......                       4.08%                        4.26%                        4.41%
                                                 ====                         ====                         ====
Net interest margin (4)...                       4.69%                        4.87%                        5.01%
                                                 ====                         ====                         ====


(1) The average balances and yields earned on securities are based on historical cost.

(2) The amounts are reflected on a fully taxable equivalent basis using the federal statutory tax rate of 35%, adjusted for certain federal tax preferences.

(3) Average balances include non-accrual loans. Loans consist of average total loans less average unearned income. The amount of loan fees included in interest income on loans is immaterial.

(4) Net interest margin is calculated by dividing the difference between total interest earned and total interest paid by total interest earning assets.

  Net interest income, the Corporation's primary source of earnings, is the amount by which interest and fees generated by earning assets, primarily loans and securities, exceed interest expense on deposits and borrowed funds. Net interest income, on a fully taxable equivalent basis, totaled $140.0 million in 1998 versus $130.5 million in 1997. Net interest income consisted of interest income of $248.0 million and interest expense of $108.1 million in 1998, compared to $227.1 million and $96.6 million for each, respectively, in 1997. Net interest income as a percentage of average earning assets (commonly referred to as the margin) fell to 4.68% in 1998 compared to 4.87% in 1997.

  Interest income on loans, on a fully taxable equivalent basis, increased 9.4% from $188.2 million in 1997 to $205.9 million in 1998. This increase was the result of an increase in average loans of 12.7% as the average yield declined by 27 basis points.

  Interest expense on deposits increased 11.8% to $96.7 million in 1998. This increase was attributable to an increase in average deposits of 11.6% over the same period. The average balance in interest bearing demand and time deposits increased by $101.3 and $100.7 million, respectively. The average balance in non-interest bearing demand deposits increased by $53.1 million.

  The Corporation monitors interest rate sensitivity by measuring the impact that future changes in interest rates will have on net interest income. Through its asset/liability management and pricing policies, management has strived to optimize net interest income while reducing the effects of changes in interest rates. (See "Liquidity and Interest Rate Sensitivity" discussion).

  The following table sets forth certain information regarding changes in net interest income attributable to changes in the volumes of interest earning assets and interest bearing liabilities and changes in the rates for the periods indicated (in thousands):


Year Ended December 31,                  1998                         1997
                             ----------------------------  ----------------------------
                              VOLUME     RATE      NET     VOLUME     RATE       NET
                             --------  --------  --------  --------  --------  --------
INTEREST INCOME
Interest bearing deposits
  with banks...............  $   (30)  $   (44)  $   (74)  $  (195)  $    36   $  (159)
Federal funds sold.........     (709)      120      (589)    1,240        88     1,328
Securities.................    3,885       (84)    3,801     1,539     1,030     2,569
Loans......................   23,029    (5,283)   17,746    14,556    (3,082)   11,474
                             -------   -------   -------   -------   -------   -------
                              26,175    (5,291)   20,884    17,140    (1,928)   15,212
                             -------   -------   -------   -------   -------   -------
INTEREST EXPENSE
Deposits:
  Interest bearing.........    1,606      (899)      707       213     1,829     2,042
  Savings..................    1,226     3,000     4,226     1,372      (587)      785
  Other time...............    5,477      (219)    5,258     3,892       206     4,098
Short-term borrowings......      (15)      413       398     1,998       387     2,385
Long-term debt.............    1,271      (427)      844       105      (743)     (638)
                             -------   -------   -------   -------   -------   -------
                               9,565     1,868    11,433     7,580     1,092     8,672
                             -------   -------   -------   -------   -------   -------
  NET CHANGE...............  $16,610   $(7,159)  $ 9,451   $ 9,560   $(3,020)  $ 6,540
                             =======   =======   =======   =======   =======   =======


  The amount of change not solely due to rate or volume changes was allocated between the change due to rate and the change due to volume based on the net size of the rate and volume changes.

PROVISION FOR LOAN LOSSES

  The provision for loan losses charged to operations is a direct result of management's analysis of the adequacy of the allowance for loan losses which takes into consideration factors, including qualitative factors, relevant to the collectibility of the existing portfolio. The provision for loan losses decreased 34.2% to $7.6 million in 1998. This decrease reflects the Corporation's continued strong asset quality as well as an increase in the provision for loan losses of $1.7 million related to an acquisition. This additional provision resulted from applying the Corporation's allowance for loan loss policy and methodology for evaluating the adequacy of the allowance to West Coast Bancorp, Inc., which was merged into the Corporation in April of 1997. (See "Non-Performing Loans and Allowance for Loan Losses" and "Mergers, Acquisitions and Divestitures" discussions).

NON-INTEREST INCOME

  Total non-interest income increased 21.6% from $27.5 million in 1997 to $33.4 million in 1998. This increase was attributable to increases in service charges and gains on the sale of loans, primarily residential mortgages.

  Service charges increased 22.1% from $13.7 million in 1997 to $16.7 million in 1998. Revenue was recognized as a result of increases in the level of deposits.

  Net gains on the sale of loans increased 91.7% as the Corporation took advantage of the strong market for mortgage refinancings.

  During 1998, the Corporation recognized $1.3 million in income from its equity investment in Sun Bancorp, Inc., a bank holding company headquartered in Selinsgrove, Pennsylvania, as compared to $621,000 in 1997.

NON-INTEREST EXPENSES

  Total non-interest expense increased from $103.3 million in 1997 to $115.2 million in 1998. The increase was attributable to a full year of operating expenses associated with former Mercantile Bank of Southwest Florida and Indian Rocks National Bank. Operating costs for these acquisitions were not recorded until after the closing of each transaction during the fourth quarter of 1997.

  The Corporation recognized $5.5 million in 1998 and $2.4 million in 1997 in merger related costs. The expenses were primarily legal and investment banking costs associated with the completion of mergers.

INCOME TAXES

  The Corporation's income tax expense was $16.3 million for 1998 compared to $13.0 million for 1997. The 1998 effective tax rate of 33.7% was lower than the 35.0% federal statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income. Additional information relating to income taxes is furnished in the Notes to Consolidated Financial Statements.

LIQUIDITY AND INTEREST RATE SENSITIVITY

  The Corporation monitors its liquidity position on an ongoing basis to assure that it is able to meet the need for funds at all times. Given the monetary nature of its assets and liabilities and the significant source of liquidity provided by the available for sale securities portfolio, the Corporation generally has sufficient sources of funds available as needed to meet its routine, operational cash needs. Excluding mortgage-backed securities, debt securities due to mature within one year, which will provide a source of short-term liquidity, amounted to $55.5 million or 9.7% of the securities portfolio.

  Additionally, the Corporation has external sources of funds available should it desire to use them. These include approved lines of credit with several major domestic banks, of which $45.0 million was unused at the end of 1998. To further meet its liquidity needs, the Corporation also has access to the Federal Home Loan Bank and the Federal Reserve Bank, as well as other uncommitted funding sources.

  The financial performance of the Corporation is subject to risk from interest rate fluctuations. This interest rate risk arises due to differences between the amount of interest-earning assets and the amount of interest-bearing liabilities subject to pricing over a specified period, the amount of change in individual interest rates and the embedded options in certain financial instruments. The principal objective of the Corporation's asset/liability management activities is to maximize net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Corporation. The Corporation's Asset/Liability Committee (ALCO) is responsible for achieving this objective. The Corporation uses an asset/liability model to quantify its balance sheet strategies and their associated risks. Net interest income simulation is the principal tool utilized for these purposes. Gap analysis is employed as a secondary diagnostic measurement. The Corporation attempts to mitigate interest rate risk through asset and liability pricing and matched maturity funding.

  A gradual 300 basis point decrease in interest rates is estimated to cause a decline in net interest income of .80% or $1.1 million for 1999 as compared to net interest income if interest rates were unchanged during 1999. Comparatively, a gradual 300 basis point decrease in interest rates would have decreased net interest income by .90% or $1.1 million in 1998. These low level of variation are within the Corporation's policy limits. This simulation analyses assumed that savings and checking interest rates had a low correlation to changes in market rates of interest and that certain asset prepayments changed as refinancing incentives evolved. Further, in the event of a change of such a magnitude in interest rates, the ALCO would likely take actions to further mitigate its exposure to the change. However, due to the greater uncertainty of other specific actions that would be taken, the analysis assumed no change in the Corporation's asset/liability composition.

  Following is the gap analysis as of December 31, 1998 (dollars in thousands):


                                WITHIN      4-12       1-5       OVER
                               3 MONTHS    MONTHS     YEARS     5 YEARS      TOTAL
                               ---------  --------  ---------- ---------- ----------
INTEREST EARNING ASSETS
Interest bearing deposits
  with banks.................  $   3,592  $    600                        $    4,192
Federal funds sold...........     44,706                                      44,706
Securities:
  Available for sale.........     10,596    30,824  $  235,832 $  177,830    455,082
  Held to maturity...........      5,812    19,061      65,803     27,899    118,575
Loans, net of unearned income    676,883   636,879   1,022,868    102,201  2,438,831
                               ---------  --------  ---------- ---------- ----------
                                 741,589   687,364   1,324,503    307,930  3,061,386
Other assets................                                      342,154    342,154
                               ---------  --------  ---------- ---------- ----------
                               $ 741,589  $687,364  $1,324,503 $  650,084 $3,403,540
                               =========  ========  ========== ========== ==========

INTEREST BEARING LIABILITIES
Deposits:
  Interest checking..........  $ 152,689  $  20,401             $  370,839 $  543,929
  Savings....................    255,728      5,548  $    5,548    454,026    720,850
  Time deposits..............    310,833    604,900     267,864      1,394  1,184,991
Short-term borrowings........    142,861      8,030                     90    150,981
Long-term debt...............     14,664      6,472      37,847     10,509     69,492
                               ---------  ---------  ---------- ---------- ----------
                                 876,775    645,351     311,259    836,858  2,670,243
Other liabilities............                                      451,524    451,524
Stockholders' equity.........                                      281,773    281,773
                               ---------  ---------  ---------- ---------- ----------
                               $ 876,775  $ 645,351  $  311,259 $1,570,155 $3,403,540
                               =========  =========  ========== ========== ==========

PERIOD GAP...................  $(135,186) $  42,013  $1,013,244 $ (920,071)
                               =========  =========  ========== ==========

CUMULATIVE GAP...............  $(135,186) $ (93,173) $  920,071
                               =========  =========  ==========
CUMULATIVE GAP AS A PERCENT
  OF TOTAL ASSETS............      (3.97)%    (2.74)%      27.03%
                                   =====      =====        =====

RATE SENSITIVE ASSETS/
  RATE SENSITIVE LIABILITIES
  (CUMULATIVE)...............       .85        .94         1.50       1.15
                                   ====       ====         ====       ====


The preceding gap analysis is based on the amortization, maturity or repricing of the Corporation's interest-bearing assets and interest-bearing liabilities. Non-maturity deposits have been allocated to represent their lower sensitivity to changes in market interest rates than other variable-rate instruments. The cumulative gap represents the difference between these assets and liabilities over a specified time period. Based on the cumulative one year gap and assuming no change in asset/liability composition, a decrease in interest rates would be expected to result in a slight reduction in net interest income. This gap position is within the Corporation's policy limits.

RESULTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 1997

  The Corporation's core operating earnings increased 23.5% to $32.6 million in 1997 from $26.4 million in 1996. Basic core operating earnings per share were $1.65 and $1.33 for 1997 and 1996, while diluted core operating earnings per share were $1.57 and $1.28, respectively, for those same periods. These results for 1997 exclude $8.8 million in gains relating to the sales of a subsidiary and branches and merger related and other non-recurring costs of $4.7 million, both net of tax. The results for 1996 exclude a special one-time assessment to recapitalize the Savings Association Insurance Fund (SAIF) of $2.1 million and merger related costs of $2.1 million, both net of tax. Including these items, net income was $36.9 million in 1997 versus $22.3 million in 1996. Based upon core operating earnings, the Corporation's return on average assets was 1.14% for 1997 compared to .99% for 1996, while the Corporation's return on average equity was 13.24% for 1997 compared to 11.56% for 1996.

  Net interest income, on a fully taxable equivalent basis, increased from $124.0 million in 1996 to $130.5 million in 1997. Net interest income consisted of interest income of $227.1 million and interest expense of $96.6 million in 1997, compared to $211.9 million and $88.0 million for each, respectively, in 1996. Net margin fell to 4.87% from 5.01% in 1996.
Interest income on loans, on a fully taxable equivalent basis, increased 6.5% from $176.7 million in 1996 to $188.2 million in 1997. This increase is the result of loan growth. Average loans increased 8.5% from 1996. Interest expense on deposits increased 8.7% to $86.5 million in 1997. This increase was attributable to a $71.4 million increase in average other time deposits as well as a 47 basis point increase in the rate paid on interest bearing demand deposits.

  The provision for loan losses was $11.5 million and represented an increase of 14.3% from 1996. This increase resulted from applying the Corporation's allowance for loan loss policy and methodology for evaluating the adequacy of the adequacy of the allowance to acquired affiliates.

  Total non-interest income increased 15.0% from $23.9 million in 1996 to $27.5 million in 1997. This increase was attributable to increases in service charges and gains on the sale of securities, as well as income from the Corporation's equity investment. Service charges increased 6.1% from $12.9 million in 1996 to $13.7 million in 1997, as a result of increases in the level of deposits. Net gains on the sale of securities increased by 62.9% due to a higher level of equity security sales in 1997. Other non-interest income included $621,000 in income from the Corporation's equity investment during 1997.

  Total non-interest expense increased from $102.1 million in 1996 to $103.3 million in 1997. The increase was primarily attributable to an increase of $4.5 million in salaries and employee benefits and an increase in merger-related expenses from $2.1 million in 1996 to $2.4 million in 1997. Additionally, the 1996 total reflected a one-time assessment of $3.2 million to recapitalize the SAIF.

  Salaries and personnel expense increased 9.1% in 1997. This increase was due to increases for incentive compensation, as well as normal annual salary adjustments. The Corporation's incentive compensation plans allow for additional compensation to be paid to employees based on the Corporation achieving various financial and productivity goals.

  On September 30, 1996, the President of the United States signed into law the Deposit Insurance Funds Act of 1996 to recapitalize the SAIF. The legislation included a one-time assessment on all deposits insured by the SAIF, including those held by chartered commercial banks as a result of previous acquisitions. The Corporation was required to pay a one-time assessment of $3.2 million.

  Income tax expense was $13.0 million for 1997 compared to $11.2 million for 1996. The 1997 effective tax rate of 31.7% was below the 35% statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income.

FINANCIAL CONDITION

LENDING ACTIVITY

  Following is a summary of loans (dollars in thousands):


December 31                1998        1997        1996        1995        1994
                        ----------  ----------  ----------  ----------  ----------
Real estate:
  Residential.........  $  994,157  $  949,716  $  788,874  $  700,726  $  640,667
  Commercial..........     632,304     542,251     493,990     447,638     361,237
  Construction........     103,672      70,093      48,070      40,635      56,278
Installment loans
  to individuals......     292,418     301,911     417,300     404,261     390,485
Commercial, financial
  and agricultural....     299,081     272,609     225,447     196,516     242,477
Lease financing.......     132,266      59,852      21,538       5,037
Unearned income.......    (31,014)    (20,643)    (24,202)    (28,726)    (23,938)
                        ----------  ----------  ----------  ----------  ----------
                        $2,422,884  $2,175,789  $1,971,017  $1,766,086  $1,667,206
                        ==========  ==========  ==========  ==========  ==========

  The Corporation strives to minimize credit losses by utilizing credit approval standards, diversifying its loan portfolio by industry and borrower conducting ongoing review and management of the loan portfolio.

  The ratio of loans to deposits was 85.0% at December 31, 1998 and 84.2% at December 31, 1997.

  During 1998 and 1997 the Corporation sold $50.8 million and $23.9 million, respectively, in fixed rate residential mortgages to the Federal National Mortgage Association (FNMA). These sales allowed the Corporation to avoid the potential interest rate risk of those fixed rate loans in a rising rate environment. Additionally, it created liquidity for the Corporation to continue to offer credit availability to the markets it serves. All of the mortgages were sold with the servicing retained by the Corporation.

  The commercial loan portfolio consists principally of loans to small- and medium-sized businesses within the Corporation's primary market area of western Pennsylvania, eastern Ohio and southwest Florida.

  As of December 31, 1998, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.

  Following is a summary of the maturity distribution of certain loan categories based on remaining scheduled repayments of principal (in thousands):

                                  WITHIN      ONE TO      AFTER
                                 ONE YEAR   FIVE YEARS  FIVE YEARS    TOTAL
                                 --------   ----------  ----------   --------
December 31, 1998
Commercial, financial
  and agricultural.............  $171,279    $103,417    $ 24,385    $299,081
Real Estate - construction.....    63,383      28,455      11,834     103,672
                                 --------    --------    --------    --------
  Total........................  $234,662    $131,872    $ 36,219    $402,753
                                 ========    ========    ========    ========

  The total amount of loans due after one year includes $51.2 million with floating or adjustable rates of interest and $116.9 million with fixed rates of interest.

NON-PERFORMING LOANS

  Non-performing loans include non-accrual loans and restructured loans. Non-accrual loans represent loans on which interest accruals have been discontinued. Restructured loans are loans in which the borrower has been granted a concession on the interest rate or the original repayment terms due to financial distress.

  Following is a summary of non-performing loans (dollars in thousands):

December 31                          1998     1997     1996     1995     1994
                                   -------  -------  -------  -------  -------
Non-accrual loans................  $12,250  $ 8,365  $10,363  $10,066  $11,756
Restructured loans...............    1,770    1,345    2,709    3,629    3,707
                                   -------  -------  -------  -------  -------
                                   $14,020  $ 9,710  $13,072  $13,695  $15,463
                                   =======  =======  =======  =======  =======
Non-performing loans as a
  percentage of total loans......      .58%     .45%     .66%     .78%     .93%

  Following is a table showing the amounts of contractual interest income and actual interest income recorded on non-accrual and restructured loans (in thousands):

Year Ended December 31              1998     1997     1996     1995     1994
                                   ------   ------   ------   ------   ------
Gross interest income that
  would have been recorded
  if the loans had been
  current and in accordance
  with their original terms.......  $1,563   $1,068   $1,473   $1,343   $1,864
Interest income recorded
  during the year.................     863      477      798      694      720

  Following is a summary of loans 90 days or more past due, on which interest accruals continue (dollars in thousands):

December 31                          1998     1997     1996     1995     1994
                                    ------   ------   ------   ------   ------
Loans 90 days or more past due....  $2,943   $3,220   $3,092   $4,090   $2,753
Loans 90 days or more past due as
  a percentage of total loans.....     .12%     .15%     .16%     .23%     .17%

ALLOWANCE FOR LOAN LOSSES

  Management's analysis of the allowance for loan losses includes the evaluation of the loan portfolio based on internally generated loan review reports and the historical loss experience of the remaining balances of the various homogeneous loan pools which comprise the loan portfolio. Specific factors which are evaluated include the previous loan loss experience with the customer, the status of past due interest and principal payments on the loan, the collateral position of the loan, the quality of financial information supplied by the borrower and the general financial condition of the borrower. Historical loss experience on the remaining portfolio segments is considered in conjunction with the current status of economic conditions, loan loss trends, delinquency and non-accrual trends, credit administration, portfolio growth and concentrations of credit risk.

  Following is a summary of changes in the allowance for loan losses (dollars in thousands):

Year Ended December 31               1998     1997     1996     1995     1994
                                   -------  -------  -------  -------  -------
Balance at beginning of year.....  $31,055  $31,199  $27,771  $25,551  $20,910

Reduction due to the sale of a
   subsidiary and loans..........           (3,828)
Addition due to acquisitions.....            1,167

Charge-offs:
 Real estate - mortgage..........    (322)    (888)    (482)     (736)  (1,456)
 Installment loans to individuals  (5,893)  (6,978)  (6,190)   (5,537)  (3,986)
 Lease financing.................    (300)    (106)     (12)
 Commercial, financial and
   agricultural..................  (1,119)  (2,309)  (1,621)   (1,273)  (1,805)
                                  -------  -------  -------   -------  -------
                                   (7,634) (10,281)  (8,305)   (7,546)  (7,247)
                                  -------  -------  -------   -------  -------
Recoveries:
 Real estate - mortgage..........      43      100      136       279       98
 Installment loans to individuals     914      804    1,057     1,198      976
 Lease financing.................      38       32        6
 Commercial, financial and
    agricultural.................     320      359      471       873      988
                                  -------  -------  -------   -------  -------
                                    1,315    1,295    1,670     2,350    2,062
                                  -------  -------  -------   -------  -------
Net charge-offs..................  (6,319)  (8,986)  (6,635)   (5,196)  (5,185)
Provision for loan losses........   7,572   11,503   10,063     7,416    9,826
                                  -------  -------  -------   -------  -------
Balance at end of year........... $32,308  $31,055  $31,199   $27,771  $25,551
                                  =======  =======  =======   =======  =======

Net charge-offs as a percent of
  average loans, net of unearned
  income.........................     .28%     .44%     .35%      .30%     .33%
Allowance for loan losses as a
  percent of total loans, net
  of unearned income.............    1.33     1.43     1.58      1.57     1.53
Allowance for loan losses as a
  percent of non-performing loans  230.44   319.82   238.67    202.78   165.24

  The increase in the level of charge-offs and the provision for loan losses in 1997 resulted primarily from the consistent application of the Corporation's charge-off policy and methodology for determining the adequacy of the allowance for loan losses to acquired affiliates.

  The Corporation has allocated the allowance according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within each of the categories of loans shown in the table below. The allocation of the allowance should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Furthermore, the portion allocated to each loan category is not the sole amount available for future losses within such categories since the total allowance is a general allowance applicable to the entire portfolio.

  Following shows the allocation of the allowance for loan losses (in thousands):

                                       % OF               % OF               % OF               % OF              % OF
                                       LOANS              LOANS              LOANS              LOANS             LOANS
                                      IN EACH            IN EACH            IN EACH            IN EACH           IN EACH
                                      CATEGORY           CATEGORY           CATEGORY           CATEGORY          CATEGORY
                                      TO TOTAL           TO TOTAL           TO TOTAL           TO TOTAL          TO TOTAL
Year Ended December 31         1998    LOANS      1997    LOANS      1996    LOANS      1995    LOANS      1994    LOANS
                             -------  --------  -------  --------  -------  --------  -------  --------  -------  ------
Commercial, financial and
   agricultural............  $ 6,018    38%     $ 5,617    37%     $ 7,725    37%     $ 7,040    36%     $ 9,117    36%
Real estate - construction.      271     4          284     3          132     2           88     2          216     3
Real estate - mortgage.....    6,534    41        6,263    44        4,749    40        4,261    40        4,648    38
Installment loans to
   individuals.............    8,384    17        5,597    16        7,771    21        6,781    22        5,313    23
Unallocated portion........   11,101             13,294             10,822              9,601              6,257
                             -------   ---      -------   ---      -------   ---      -------   ---      -------   ---
                             $32,308   100%     $31,055   100%     $31,199   100%     $27,771   100%     $25,551   100%
                             =======   ===      =======   ===      =======   ===      =======   ===      =======   ===


INVESTMENT ACTIVITY

  Investment activities serve to enhance overall yield on earning assets while supporting interest rate sensitivity and liquidity positions. Securities purchased with the intent and ability to retain until maturity are categorized as securities held to maturity and carried at amortized cost.
All other securities are categorized as securities available for sale and must be marked to market.

  The relatively short average maturity of all securities provides a source of liquidity to the Corporation and reduces the overall market risk of the portfolio.

  During 1998, securities available for sale decreased 3.2% and securities held to maturity decreased 23.1% from December 31, 1997. The majority of this decrease was utilized to finance the purchase of $60.2 million of bank owned life insurance, which is included in other assets. Bank owned life insurance provides a mechanism to finance the cost of employee benefit plans through the use of higher yielding tax-exempt investments. The structure of the Corporation's investment in bank owned life insurance although providing a higher yield than the securities utilized to fund the purchase does not expose the Corporation to a higher level of risk.

  The following table indicates the respective maturities and weighted-average yields of securities as of December 31, 1998 (in thousands):

                                                                  Weighted
                                                      Amount    Average Yield
                                                     ---------  -------------
Obligations of U.S. Treasury and
  Other U.S. Government agencies:
     Maturing within one year......................  $  44,779        5.87%
     Maturing after one year within five years.....    188,677        6.05%
     Maturing after five years within ten years....     55,002        6.27%

State & political subdivisions:
     Maturing within one year......................      9,480        5.77%
     Maturing after one year within five years.....     26,824        6.27%
     Maturing after five years within ten years....     16,224        6.17%
     Maturing after ten years......................      4,848        6.51%

Other securities:
     Maturing within one year......................      1,256        6.11%
     Maturing after one year within five years.....        281        6.54%
     Maturing after ten years......................         10        2.80%

Mortgage-backed securities.........................    198,379        6.18%
No stated maturity.................................     27,897        7.05%
                                                     ---------
            TOTAL..................................  $ 573,657        6.16%
                                                     =========        ====

  The weighted average yields for tax exempt securities are computed on a tax equivalent basis.

DEPOSITS AND SHORT-TERM BORROWINGS

  As a commercial bank holding company, the Corporation's primary source of funds is its deposits. Those deposits are provided by businesses and individuals located within the markets served by the Corporation's subsidiaries.

  Total deposits increased 10.3% to $2.9 billion in 1998. The majority of this increase was due to a $157.0 million or 14.2% increase in savings and NOW accounts. Additionally, non-interest deposits increased by $71.9 million or 21.8%.

  Short-term borrowings, made up of repurchase agreements, federal funds purchased, notes payable and subordinated notes increased 18.7% in 1998 to $151.0 million. The primary reasons for this increase was an increase in securities sold under repurchase agreements. Securities sold under repurchase agreements increased $40.5 million in 1998.

CAPITAL RESOURCES

  The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, changing competitive conditions and economic forces. The Corporation seeks to maintain a strong capital base to support its growth and expansion activities, to provide stability to current operations and to promote public confidence.

  Capital management is a continuous process. Since December 31, 1997, stockholders' equity has increased $19.4 million as a result of earnings retention. Total cash dividends declared represented 39.6% of net income for 1998 compared to 26.1% for 1997. Book value per share was $13.71 at December 31, 1998, compared to $13.00 at December 31, 1997.

YEAR 2000 READINESS

  The Year 2000 (Y2K) Issue is the result of computer programs being written using year fields consisting of only two digits rather than four. Computer programs that have time-sensitive software may recognize "00" as the year 1900 rather than year 2000. If such programs were in use and not corrected, it could result in system failures and temporary interruptions in the processing of transactions. The Corporation's core processing systems were written with four digit year fields. The Y2K Issue is not only an internal issue but also affects third parties including customers, counter parties, service providers and vendors.

  Because the Y2K Issue poses an unprecedented and profound enterprise wide challenge for every organization, the Corporation formed a Y2K Committee.
The Y2K Committee has developed a Year 2000 Enterprise Wide Project Plan (Y2K
Plan).  The Y2K Plan addresses both internal and external technology.

  In accordance with the Y2K Plan, the Corporation has completed its inventory and assessment of all internal technologies, including both software and hardware. Each system was assigned a significance rating as to the degree of criticality. Formal detailed test plans for systems with significance ratings of a critical nature have been completed. Such systems include core processing and ancillary systems required to sustain operations.

  By the end of 1999, each of the Corporation's banking subsidiaries will be processing on either of two core processing systems. The Corporation's northern banking affiliates will continue to process transactions on their existing core processing system. During the second quarter of 1998, the Corporation made the strategic decision to convert each of the Florida banking affiliates to a new core processing system. All Florida banking affiliates will be converted by May 31, 1999. The decision to convert was based in part on the number of different systems currently being utilized by the Florida banking affiliates and the expiration of the Corporation's primary Florida core processing contract.

  The Corporation has received written representation from both vendors that each system is Y2K compliant as well as third party certification of the vendors compliance methodology. The Corporation participated in test verifications of each core system during the fourth quarter of 1998. The Corporation also developed a contingency plan which utilizes the two corporate wide core processing systems as contingencies for each other.

  During July of 1998, the Corporation's consumer finance subsidiary, Regency Finance Company (Regency), selected a third party vendor to support all of its future core application requirements. These core applications will include loans, insurance and the Corporation's subordinated note program. Regency's decision to select a new system was based upon the system's ability to support new lending products as well as the operating efficiencies resulting from real-time centralized processing. The vendor has provided a written warranty to Regency that it is Y2K compliant. The system was tested for Y2K readiness during the fourth quarter of 1998 and installation was completed on February 28, 1999.

  With respect to external technology, the Y2K Plan provides for the evaluation and assessment of all significant funds takers, including large borrowing customers and bond issuers, and funds providers, including contingency lines of credit and deposit accounts. All project plans for funds takers and providers have been substantially completed with continued monitoring to occur. An integral part of the Corporation's funds provider project plan includes a Customer Awareness Program. This program was developed to assure customer confidence and mitigate reputation and liquidity risk. The program was not only developed to educate the Corporation's customers, but also its employees in responding to customer inquiries.

  The Y2K Plan includes due diligence procedures as it relates to the fiduciary responsibilities of the Corporation's investment and trust department, including such activities as settlement transactions, remittance of bond payments and transactions related to mutual funds and other securities. In performing its fiduciary responsibilities, the Corporation assessed the Y2K readiness of its safekeeping agents and broker/dealers.

  The Corporation has rated each service provider, assessed their ability to be Y2K ready and is developing a contingency plan for those in question.

  The Corporation's current assessment of cost associated with the completion of its Y2K Plan is not considered by management to be material to the Corporation's future operations. Through December 31, 1998, the Corporation has expended $126,000 on its Y2K Plan and anticipates additional costs of approximately $50,000 to be incurred in 1999. The cost of completing the Corporation's Y2K Plan and the dates on which all procedures will be completed are based on management's best estimates. These estimates were derived utilizing various assumptions about future events, including the continued availability of resources, external technology modification plans and other significant factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated.

  The Corporation believes that modifications to existing systems, conversion to new systems and vendor compliance upgrades will be resolved on a timely basis and related costs will not have a material impact on its results of operations or financial condition.

                                                              EXHIBIT 99.2

                               INDEPENDENT AUDITORS' REPORT

January 22, 1997

Board of Directors and Stockholders
of Southwest Banks, Inc.
Naples, Florida

We have audited the accompanying consolidated balance sheets of Southwest Banks, Inc. and its subsidiaries, First National Bank of Naples and Cape Coral National Bank (collectively, the Company), as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southwest Banks, Inc. and its subsidiaries as of December 31, 1996 and 1995 and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

HILL, BARTH & KING, INC.
NAPLES, FLORIDA

                                                              EXHIBIT 99.3

                               INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
West Coast Bancorp, Inc. and Subsidiary
Cape Coral, Florida

We have audited the accompanying consolidated balance sheets of West Coast Bancorp, Inc. and Subsidiary at December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of West Coast Bancorp, Inc. and Subsidiary at December 31, 1996 and 1995, and the consolidated statements of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.
FORT MYERS, FLORIDA
January 24, 1997

                                                              EXHIBIT 99.4

                               INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Seminole Bank
Seminole, Florida:

We have audited the balance sheets of Seminole Bank (the "Bank") at December 31, 1997 and 1996, and the related statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Bank at December 31, 1997 and 1996, and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
January 9, 1998

                                                              EXHIBIT 99.5

                               INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Citizens Holding Corporation
Clearwater, Florida:

We have audited the accompanying consolidated balance sheets of Citizens Holding Corporation and Subsidiaries (the "Company") at December 31, 1997 and 1996, and the related consolidated statements of earnings, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996, and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
January 9, 1998, except for Note 18, as to which the date is April 6, 1998

                                                              EXHIBIT 99.6

April 23, 1999

Board of Directors
Guaranty Bank & Trust Company
Venice, Florida

                  REPORT OT INDEPENDENT PUBLIC ACCOUNTANTS

We have audited the accompanying statements of financial condition of Guaranty Bank & Trust Company as of December 31, 1998 and 1997, and the related statements of income, comprehensive income, changes in shareholders' equity and cash flows for the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guaranty Bank & Trust Company as of December 31, 1998 and 1997 and the results of its operations and cash flows for the years ended December 31, 1998, 1997 and 1996 in conformity with generally accepted accounting principles.

BOBBITT, PITTENGER & COMPANY, P.A.
Sarasota, Florida